UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

GEORGIA GULF CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Back to Contents

Notice of Annual Meeting of Stockholders

May 22, 2012

115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346

To the Stockholders:

The Annual Meeting of Stockholders of Georgia Gulf Corporation (the “Company”) will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 22, 2012 at 1:30 p.m. local time for the following purposes:

(1)

To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2)

To approve, on an advisory basis, the compensation of certain of the Company’s executive officers;

(3)

To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

(4)

To transact any other business as may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 30, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Please vote before the annual meeting in one of the following ways:

(1)

Use the toll-free number shown on your proxy card (or voting instruction card if you received the proxy materials by mail from a broker or bank);

(2)

Visit the website shown on your proxy card or voting instruction card to vote via the Internet; or

(3)

Complete, sign, date and return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope.

You are cordially invited to attend the annual meeting. To attend the annual meeting in person, you must present the admission ticket that is attached to the annual meeting proxy card that you received with this proxy statement, along with photo identification. However, whether or not you plan to be personally present at the annual meeting, please complete, date and sign the enclosed proxy card or voting instruction card and return it promptly in the enclosed postage prepaid envelope, or vote via telephone or the Internet, to ensure your shares are represented at the annual meeting.

April 16, 2012

By Order of the Board of Directors

Todd King Assistant General Counsel and Assistant Secretary

Back to Contents

Table of Contents

SUMMARY INFORMATION	1
PROXY STATEMENT	7
General Information	7
PROPOSAL I ELECTION OF DIRECTORS	9
BOARD OF DIRECTORS	11
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	20
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
COMPENSATION DISCUSSION AND ANALYSIS	22
Executive Summary	22
Our Executive Compensation Philosophy and Objectives	26
How Executive Compensation Decisions are Made	27
Elements of Our Executive Compensation Program	30
EXECUTIVE COMPENSATION	30
Summary of Our 2011 Executive Compensation Program	30
Compensation Tables	36
Payments on Termination or Change in Control	41
AUDIT COMMITTEE REPORT	44
PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION	45
PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	50
OTHER INFORMATION	50
APPENDIX A	51

Back to Contents

SUMMARY INFORMATION

To assist you in reviewing the Company’s 2011 performance and executive compensation, the following summary calls to your attention certain key elements of our financial performance and proxy statement. The following information is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the complete proxy statement.

Business Highlights for 2011

We want to bring to your attention four business highlights related to the Company’s 2011 performance: net sales, Adjusted EBITDA, free cash flow and debt reduction. 2011 was a year of significant progress and accomplishment for our Company in many areas, making it one of the strongest financial years in the Company’s history, even though the year presented great challenges for the United States’ and international economies. Our significant financial accomplishments for 2011 included:

•

reaching annual net sales of $3.22 billion, a 14% increase compared to 2010 net sales of $2.81 billion, and a 62% increase compared to our 2009 net sales of $1.99 billion; and

•

increasing adjusted EBITDA to $230.3 million, a 10% improvement over 2010 adjusted EBITDA of $208.5 million, and a 43% increase compared to our 2009 adjusted EBITDA of $161.5 million(1).

(1) Adjusted EBITDA differs from what is reported under GAAP. See Annex A for a reconcilliation of non-GAAP financial measures to our results as reported under GAAP.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 1

Back to Contents

In addition to improving sales and adjusted EBITDA, we generated $121 million of free cash flow in 2011, down slightly from $138 million in 2010, but increased significantly from the negative $29 million of free cash flow in 2009.

This increase in free cash flow exceeded our goal, gave us the flexibility to reduce our debt by $82.1 million, and make a strategic acquisition that has contributed to our earnings. Specifically, during 2011, we:

•

redeemed all of our 7.125% senior notes due 2013 and 9.5% senior notes due 2014 that remained outstanding for the aggregate principal amount of $22.2 million;

•

redeemed all of our 10.75% senior subordinated notes due 2016 that remained outstanding for the aggregate principal amount of $44.1 million including early redemption costs;

•

repaid in full a secured note payable for $18.0 million; and

•

acquired Exterior Portfolio, a leading U.S. manufacturer and marketer of premium siding products, for aggregate cash consideration of $71.6 million, which made us the third largest vinyl siding manufacturer in North America, provided additional product offerings in the premium siding category and increased our vertical integration by providing us with a new, internal customer for our chemicals business.

Executive Compensation Highlights for 2011

The compensation that our executives earned in 2011 reflects the Company’s compensation philosophy, and the business results achieved by the Company and those individual executives, as described in the Compensation Discussion and Analysis that begins on page 22 in this proxy statement. Consistent with our compensation philosophy and objectives, during 2011 the leadership development and compensation committee (the “Committee”) took the following compensation-related actions:

•

provided annual cash/non-equity incentive compensation opportunities that were earnable based on a combination of a Company adjusted EBITDA goal, a working capital objective, individual performance and the overall performance of all of our executive officers, viewed together as one group, in accomplishing key strategic objectives;

•

granted all of our executive officers long-term equity incentive awards that will not vest until three years after the grant date, and under which the number of shares issuable on the vesting date, if any, increases and decreases proportionally based solely on the performance of the Company’s stock price, all of which are intended to more closely align the interests of our executive officers with those of our stockholders;

•

ensured that nearly 80% of our CEO’s 2011 target direct compensation(2) and, on average, approximately 65% of our other executive officers’ 2011 target direct compensation was incentive-based, and thus, “at risk;”

(2) We define “target direct compensation” to be the aggregate of each executive’s annual: (1) base salary; (2) non-equity incentive compensation opportunity at the target level established by the leadership development and compensation committee; and (3) long-term equity incentive awards at the target level established by that committee. Other components of the total annual compensation of our executive officers not included in target direct compensation are set forth in the Summary Compensation Table under the heading “Other Compensation” on page 37 of this proxy statement.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 2

Back to Contents

•

adjusted the executive officers’ base salaries by amounts that resulted in their 2011 base salaries increasing by less than 3%, on average, as compared to their 2010 base salaries; and

•

eliminated the excise tax gross-up benefit provided to executive officers under the Company’s Executive and Key Employee Change of Control Severance Plan (the “Severance Plan”), with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the Company from non-executive-officer positions to executive officer positions on or after that date).

Total Stockholder Return Since Our 2009 Restructuring

Georgia Gulf Corporation incurred approximately $1.5 billion of debt when it acquired its building products business in 2006. At that time, the Company was led by a different chief executive officer and chief financial officer. In February 2008, sixteen months after the Company incurred that debt and purchased its building products business, Mr. Carrico was appointed as the Company’s chief executive officer and Mr. Thompson was appointed as the Company’s chief financial officer.

As a result of: (1) the significant deterioration of general economic and business conditions, including a severe recession in the housing and construction markets; and (2) our highly leveraged capital structure, the Company determined in 2009 that without undertaking a significant corporate recapitalization, it would not generate enough cash flow to satisfy its debt obligations and its maintenance, capital investment and operating needs. Thus, after reviewing its financial restructuring options, the Company implemented restructuring steps that included an exchange of approximately $736.0 million of then outstanding debt for newly issued common and convertible preferred stock and a related 1-for-25 reverse stock split.

If the Company had not been able to complete those restructuring steps, it likely would have been required to pursue a potential reorganization or restructuring under the bankruptcy laws, a process that would have resulted in significant additional costs, disruptions and the likely cancellation of the equity held by the Company’s stockholders at that time.

Given the significant impact of our financial restructuring, we believe that any historical analysis of our stock price performance that does not take the restructuring into account may not provide a complete presentation of our financial results and stock price performance.

Thus, the graph below presents a comparison of the cumulative total return(3) of an investment in each of Georgia Gulf Corporation common stock, Standard & Poor’s SmallCap 600 Index and Standard & Poor’s Chemical SmallCap Index on July 29, 2009, the date we completed our financial restructuring, until December 31, 2011. We believe this graph, as well as other information presented in this proxy statement and information presented in our Annual Report on Form 10-K for the year ended December 31, 2011 should be considered by investors when evaluating our recent results of operations and stock price performance.

(3) Total returns were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. We have benchmarked returns against the two Standard & Poor’s indices because we believe those indices provide the closest comparison to our lines of business and comparable size companies. Pursuant to SEC rules, the following stock performance graph is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 3

Back to Contents

Our Board Is Committed to Corporate Governance Practices that Are Favorable Toward, and Promote Accountability to, Our Stockholders

A majority of the members of our Board of Directors joined the Board at the time of our 2009 recapitalization. Particularly since its recomposition, our Board has a demonstrated track record of implementing governance structures and practices that we believe are favorable towards, and promote accountability to, the Company’s stockholders. In recent years, those steps have included:

•

amending the Company’s charter and bylaws to declassify the Board;

•

maintaining the separation of the chief executive officer and Board Chairman roles, an approach that was adopted in 2008;

•

implementing a majority voting requirement for uncontested director elections;

•

adopting a policy that requires any director who fails to obtain the required vote to offer to resign; and

•

putting our prior ten-year stockholder rights plan to a stockholder vote.

In January 2012, the Board adopted a short-term, tactical shareholder rights plan (the “Rights Plan”) in response to an unsolicited proposal from the Westlake Chemical Corporation (“Westlake”) to acquire the Company for $30 per share, which was publicly disclosed on January 13, 2012. The Rights Plan was approved by the Board following the Board’s determination that the proposal from Westlake was financially inadequate and opportunistic. On February 1, 2012, Westlake increased its proposed price for acquiring the Company to $35 per share, which the Company’s Board determined was also financially inadequate and opportunistic. Westlake elected not to submit nominations to our Board, as our bylaws permitted, or to make an offer directly to the Company’s stockholders.

The Company’s common stock has traded between $30.07 and $35.17 per share in the period between the date Westlake made its initial unsolicited proposal public and March 30, 2012, the record date for our 2012 annual meeting of stockholders. The closing price of the Company’s common stock on April 13, 2012, the last trading day before the date of this proxy statement, was $31.45 per share.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 4

Back to Contents

The Board is aware that some stockholders and stockholder advisory services generally disapprove of shareholder rights plans. However, the Board believes that the Rights Plan it approved in January 2012 is consistent with the Board’s commitment to good corporate governance and in the best interests of the Company and its stockholders in light of various factors, primarily:

•

the Rights Plan is a “tactical” plan implemented solely in response to an unsolicited proposal to purchase the Company for a price that the Board deemed financially inadequate and opportunistic;

•

the Rights Plan is a short-term plan that expires on December 31, 2012, less than one year after its adoption;

•

we believe the trading prices for the Company’s common stock since the time the Rights Plan was adopted demonstrate that Westlake’s proposals were, and remain, financially inadequate and not in the best interests of the Company and its stockholders;

•

at the time the Rights Plan was adopted, Westlake, which is one of the Company’s competitors, already had purchased approximately 4.8% of the Company’s outstanding common stock; and

•

the Rights Plan was, and remains, a proportionate response to the threat posed to the Company’s stockholders by Westlake’s financially inadequate and opportunistic proposals.

Proposals to be Voted on by Stockholders

		Board Vote Recommendation	Page Reference (for more detail)
Proposal I	Election of Directors	FOR each Director Nominee	9
Proposal II	Advisory Vote on Executive Compensation	FOR	45
Proposal III	Ratification and Appointment of Independent Registered Public Accounting Firm	FOR	47

Proposal I   Election of Directors

You will find important information about the experience and qualifications of each of the director nominees that you are being asked to elect on page 11 through 13 of this proxy statement. Our nominating and governance committee and the other members of our Board believe each of these nominees possesses the experiences, qualifications, attributes and skills, as well as a commitment to the success of our Company, to qualify the nominee to serve as a director of the Company.

The Board of Directors recommends a vote “for” each of the nominees for election.

Proposal II   Advisory Vote on Executive Compensation

While we were pleased that last year more than seventy percent of our stockholders supported our executive compensation program by voting “for” the proposal to approve, on an advisory basis, the compensation of our named executive officers, we were disappointed that the percentage of stockholders supporting our compensation program was not higher. For this reason, we communicated with certain stockholders who voted against this proposal to better understand the reasons underlying their “against” vote.

Based on these discussions, we believe that the primary reason certain stockholders voted against our compensation program was to express dissatisfaction with a provision of the Company’s executive and key employee change in control severance plan (the “Severance Plan”) that granted an excise tax “gross-up” benefit to any newly hired executive officer. To address that concern, the leadership development and compensation committee, in consultation with its compensation consultant, took the following action:

•

eliminated the excise tax gross-up benefit provided to executive officers under the Company’s Executive and Key Employee Change of Control Severance Plan (the “Severance Plan”), with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the Company from non-executive-officer positions to executive officer positions on or after that date).

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 5

Back to Contents

For the second year, our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation program for our named executive officers. In evaluating this “say-on-pay” proposal, we recommend that you review the entire Compensation Discussion and Analysis in this proxy statement, which explains how and why the leadership development and compensation committee and our Board arrived at their executive compensation actions, decisions and design for 2011.

The Board of Directors recommends that you vote “for” this proposal.

Proposal III   Ratification of the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2012

Ernst & Young LLP (“E&Y”) has served as the Company’s independent registered public accounting firm since March 15, 2011. The audit committee of the Board of Directors has appointed E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors recommends that this appointment be ratified. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company.

The Board of Directors recommends that you vote “for” this proposal.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 6

Back to Contents

PROXY STATEMENT

General Information

This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation (the “Company”) on or about April 17, 2012 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on May 22, 2012 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the annual meeting.

Revoking Your Proxy Before it is Voted

You may revoke your proxy at any time before it is voted at the annual meeting by:

(1)

voting over the telephone or Internet if eligible to do so;

(2)

delivering to our Assistant Corporate Secretary a signed notice of revocation or a new proxy card with a later date—in either such case, your latest dated vote before the annual meeting will be the vote counted; or

(3)

voting in person at the annual meeting.

Voting Instructions; Ways to Vote

The enclosed proxy card provides voting instructions for eligible stockholders. Stockholders not wishing to vote by telephone or via the Internet or whose proxy card does not mention information about telephone or Internet voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy by telephone or via the Internet does not affect your right to revoke your proxy or to vote in person at the annual meeting.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine whether you may provide voting instructions to the bank, broker or other nominee by telephone or the Internet.

Voting of Shares Represented by Proxies

Unless otherwise specified, all shares represented by effective proxies will be voted:

•

for the election of the five nominees as directors;

•

for the approval, on an advisory basis, of the compensation of the Company’s executive officers; and

•

for the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 7

Back to Contents

Cost of Soliciting Proxies

We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies for a fee of $8,000. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $15,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

Stockholders Who Are Entitled to Vote at the Meeting

Only holders of record of outstanding shares of common stock of the Company at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the annual meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 34,240,377 shares of common stock outstanding and entitled to vote on March 30, 2012.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the meeting is necessary to constitute a quorum to conduct business. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes refer to votes that could have been cast on a matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

Votes Required for Approval of Matters to be Considered

Each director who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director. With respect to the election of directors, stockholders may (1) vote “for” all of the nominees, (2) vote “against” all of the nominees, (3) vote “against” certain of the nominees but vote “for” the other nominees, or (4) “abstain” from voting on one or more, or all, of the nominees. Shares not present, in person or by proxy, at the annual meeting and abstentions will have no effect on the outcome of the election of directors. Similarly, any broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast is required for each of the approval of the advisory vote on executive compensation and ratification of the appointment of independent auditors. With respect to each of these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters. In addition, with respect to the advisory vote on executive compensation, broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on this matter.

To attend the annual meeting, you will need to bring an admission ticket (or legal proxy) and valid picture identification. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy, which will serve as your admission ticket. Cell phones must be turned off prior to entering the annual meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, other than for Company purposes.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 8

Back to Contents

PROPOSAL I ELECTION OF DIRECTORS

At the Company’s 2010 annual meeting, our stockholders approved, and the Company thereafter implemented, amendments to our Certificate of Incorporation to declassify our Board of Directors. Pursuant to those amendments, all previously elected directors continue to serve for the remainder of their elected terms at which time they, or other director-nominees, will be nominated for election to one-year terms on the Board. Any vacancies that occur on our Board of Directors, or any newly elected directorships, may be filled by the Board, and any such newly appointed director will serve for the remainder of the unexpired portion of the term of the director who departed, if any, or otherwise until the next succeeding annual meeting of stockholders.

In evaluating director candidates and considering incumbent directors for re-nomination to the Board, the nominating and governance committee may consider a variety of factors, including each nominee’s character, independence, judgment, financial literacy, educational experience, professional experience and personal and professional accomplishments, in light of the needs of the Company. For incumbent directors, factors considered by the committee also include the nominee’s past performance on the Board and contributions to the Board committees on which the nominee has served.

As a result of all of the foregoing, the following director nominees are proposed for election to the Board, to serve until the Company’s next annual meeting of stockholders, and until their respective successors are duly elected and qualified:

•

Paul D. Carrico

•

T. Kevin DeNicola

•

Patrick J. Fleming

•

Robert M. Gervis

•

Wayne C. Sales

The nominating and governance committee, and the other members of the Board, believe this slate of director nominees when considered with the Company’s other directors has the ideal mix of educational and professional experiences, specific areas of expertise, skills and qualifications that are best-fit to enable the Board to successfully address the needs and challenges of the Company and its various business segments. In addition, each of these director nominees has proven his leadership, integrity and sound judgment through his service on the Board and, with respect to the director nominees listed above who are independent, the committees on which the nominee serves.

For example:

•

Mr. DeNicola and Mr. Fleming have provided valuable leadership and oversight in their respective roles as Chairman and member of the audit committee, which contributed to the Company by implementing in a timely manner steps that resulted in the remediation during 2011 of the Company’s previously-disclosed material weakness in internal control over financial accounting in the area of income taxes;

•

Mr. Sales and Mr. DeNicola, in their respective roles as Chairman and member of the leadership development and compensation committee, have provided important guidance and direction with respect to the design of the Company’s executive compensation plans, which has resulted in an appropriate focus on, and plans and policies that reflect, a pay-for-performance culture, as well as the elimination of gross-up benefits that were disfavored by a portion of our stockholders; and

•

Mr. Gervis, Mr. Fleming and Mr. Sales, in their respective roles as Chairman and members of the nominating and corporate governance committee have provided valuable leadership and oversight to the Company in matters such as (1) more closely aligning the interests of the directors to those of the stockholders by changing the compensation structure for directors to a design intended to result in the portion of director compensation that is equity-based exceeding the portion that is cash-based; and (2) overseeing the implementation of updated corporate governance guidelines, an updated code of business ethics and an updated insider trading policy.

Unless instructed otherwise, properly executed proxies will be voted for the election of all five of the nominees named above. If any such nominee is unwilling or unable to serve (an eventuality of which we are not aware), proxies may be voted for a substitute nominee selected by the Board of Directors, or the Board may determine to reduce the number of nominees.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 9

Back to Contents

Nominees for Election

Paul D. Carrico

Paul D. Carrico, age 61, has been a director and has served as our President and Chief Executive Officer since February 2008. Prior thereto, he had served as Vice President, Chemicals and Vinyls since October 2006, Vice President, Polymer Group from May 2005 until October 2006 and Business Manager, Resin Division from 1999, when he joined the Company, until May 2005.

T. Kevin DeNicola

T. Kevin DeNicola, age 57, has served as a director since September 2009. Mr. DeNicola served as Chief Financial Officer of Kior, Inc., a biofuels business, from November 2009 until January 2011. Prior to that role, he was Senior Vice President and Chief Financial Officer at KBR, Inc., a leading global engineering, construction and services company supporting the energy, hydrocarbon, government services and civil infrastructure sectors from June 2008 through September 2009. Prior to this role, he served in various positions, including Senior Vice President and Chief Financial Officer at Lyondell Chemical Company (“Lyondell”) from May 2002 to December 2007. Subsequent to Mr. DeNicola’s departure from Lyondell after its acquisition by Basell AF S.C.A., but within the two-year period thereafter, Lyondell Basell filed a petition for reorganization under the Federal bankruptcy laws. Mr. DeNicola earned a Masters degree in Chemical Engineering from the University of Virginia and a Masters of Business Administration from Rice University. Mr. DeNicola is a director of Comerica, Incorporated.

Patrick J. Fleming

Patrick J. Fleming, age 68, has served as a director since February 2000 and served as non-executive Chairman of the Board of Directors from February 2008 until January 2010. In addition, Mr. Fleming served as chairman of the compensation committee from May 2004 until February 2008. Mr. Fleming has been a self-employed energy consultant since retiring from Texaco Inc. in January 2000. In 1998 and 1999, he served as the Managing Director and Chief Executive Officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International, and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was President of Texaco Natural Gas, Inc. Mr. Fleming earned a Masters of Business Administration from Xavier University and a Bachelor of Arts degree in Economics from Muskingum College.

Robert M. Gervis

Robert M. Gervis, age 51, has served as a director since September 2009. He founded Epilogue, LLC, a private advisory firm, and has served as the Managing Member and President since April 2009. Prior to this role, he served in various senior executive positions at Fidelity Investments from 1994 to March 2009; and before Fidelity, Mr. Gervis was a partner in the international law firm of Weil, Gotshal & Manges. Mr. Gervis earned a Juris Doctorate from The George Washington University in Washington, D.C. and a Bachelor’s degree in Industrial Engineering from Lehigh University. Mr. Gervis is also a CFA charterholder. Mr. Gervis is a director of Tronox Incorporated, a producer and marketer of titanium dioxide pigments, electrolytic chemicals and specialty chemicals. He also is a director of Aspen Aerogels, Inc., a manufacturer of aerogel insulation products sold to the oil and gas, cryogenic transportation, building and construction, military and aerospace industries.

Wayne C. Sales

Wayne C. Sales, age 62, has served as a director since September 2007. He was president and chief executive officer of Canadian Tire Corporation, Limited, a retail, financial services and petroleum business, from 2000 to June 2006, and also served as vice chairman of that company from 2006 to June 2007. Mr. Sales is a director of Canadian Tire Corporation and is a director and the Non-Executive Chair of SUPERVALU, Inc., a retail food store company. He is also a director and Chair of the compensation committee of Tim Horton’s, Inc., a quick service restaurant company, and a director and Chair of the Nominating/Governance Committee of Discovery Air, a specialty aviation company.

Vote Required

Each nominee who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote “For” Each of the Nominees for Election.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 10

Back to Contents

BOARD OF DIRECTORS

Directors Serving Until 2013

Stephen E. Macadam

Stephen E. Macadam, age 51, has served as a director since September 2009. He has been Chief Executive Officer of Enpro Industries, Inc., a leading provider of engineered industrial products for processing, general manufacturing and other industries worldwide, since April 2008. Prior to this role, he served as Chief Executive Officer of BlueLinx Holdings, a leading distributor of building products in the United States, from October 2005 until February 2008, and as Chief Executive Officer of Consolidated Container Company from August 2001 to October 2005. Prior to August 2001, Mr. Macadam served as Executive Vice President, Pulp and Paperboard, of Georgia-Pacific Corporation beginning in 1998. Mr. Macadam earned a Masters degree in Finance from Boston College and a Masters of Business Administration from Harvard Business School. Mr. Macadam is a director of Enpro Industries, Inc.

Mark L. Noetzel

Mark L. Noetzel, age 54, has served as a director since September 2009 and as the non-executive Chairman of the Board since January 2010. He was President and CEO of Cilion, Inc., a venture capital backed renewable fuel company, from August 2007 to May 2009. Prior to this role, he had served in several senior positions at BP plc, including Group Vice President, Global Retail, from 2003 until 2007, Group Vice President, B2B Fuels and New Markets, during 2001 and 2002 and Group Vice President, Chemicals, from 1998 until 2001. Prior to those senior management roles with BP plc, Mr. Noetzel served in other management and non-management roles with Amoco from 1981 until BP plc acquired Amoco in 1998. Mr. Noetzel earned a Bachelor’s degree from Yale University and a Masters of Business Administration from the Wharton School at the University of Pennsylvania. Mr. Noetzel is chairman of the Board of Directors of Aspen Aerogels, Inc., a manufacturer of aerogel insulation products sold to the oil and gas, cryogenic transportation, building and construction, military and aerospace industries. In addition, he serves on the board of Siluria Technologies, Inc., which has developed a proprietary process technology which directly converts natural gas to ethylene.

David N. Weinstein

David N. Weinstein, age 52, has served as a director since September 2009. He has been a business consultant specializing in reorganization activities since September 2008. Prior thereto, Mr. Weinstein served as Managing Director and Group Head, Debt Capital Markets-High Yield and Leverage Finance at Calyon Securities, a global provider of commercial and investment banking products and services for corporations and institutional clients, from March 2007 to August 2008. Before assuming that role, Mr. Weinstein was a consultant specializing in business reorganization and capital market activities from September 2004 to February 2007. Prior thereto, Mr. Weinstein was a Managing Director and Head of High Yield Capital Markets at BNP Paribas, BankBoston Securities and Chase Securities, Inc., and head of the capital markets group in the High Yield Department at Lehman Brothers. Mr. Weinstein earned a Bachelor’s degree from Brandeis University and a Juris Doctorate from Columbia University School of Law. Mr. Weinstein served as the Chairman of the Board of Directors of Pioneer Companies, Inc. from January 2002 to December 2005, the Chairman of the Board of Directors of York Research Corp. from November 2002 to June 2004, and as a director of Interstate Bakeries Corporation from August 2006 to January 2007. Mr. Weinstein is a director of Granite Broadcasting Corporation, Horizon Lines, Inc. and DeepOcean Group Holding AS.

Qualifications to Serve As Director

Listed below is a description of certain specific experiences, qualifications, attributes or skills possessed by each director that in the opinion of the nominating and governance committee and the Board qualify that individual to serve as a director of the Company.

Paul D. Carrico

Paul D. Carrico has served in various management positions with the Company for more than twelve years, culminating with his appointment as Chief Executive Officer in February 2008. This gives him unique knowledge of the Company’s history and the opportunities and challenges associated with the Company’s businesses and operations, as well as the ability to serve as an effective liaison between the Company’s management team and the Board. In addition, Mr. Carrico had more than twenty-four years of experience in the chemicals industry before joining the Company. Mr. Carrico’s familiarity with the Company, the chemicals industry and the various customers, competitors and vendors who participate in the industry makes him uniquely qualified to serve as a director of the Company.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 11

Back to Contents

T. Kevin DeNicola

T. Kevin DeNicola has served as Chief Financial Officer of three diverse, complex businesses: (1) a biofuels business; (2) a global engineering and construction firm; and (3) a large chemicals company. Mr. DeNicola was employed by that chemicals company for nearly 17 years, where, in addition to serving as Senior Vice President and Chief Financial Officer, he served, at various times, as Director of Investor Relations, Vice President of Corporate Development and as Assistant Treasurer. Mr. DeNicola’s significant experience as the Chief Financial Officer of various companies provides him with a solid platform from which he, as Chairman of the audit committee, can advise and consult with the Board and Company management on financial, accounting and audit-related matters, as well as matters related to effective internal controls. In addition, substantial experience in various management positions with a chemicals company provides Mr. DeNicola with the added qualification of expertise within one of the primary industries in which the Company operates.

Patrick J. Fleming

Patrick J. Fleming has served as a director of the Company for more than ten years, during which he served as the non-executive Chairman of the Board for twenty-three months. This experience gives him unique knowledge of the Company’s history and the opportunities and challenges associated with the Company’s businesses and operations. Mr. Fleming also served as the chairman of the Board’s compensation committee from May 2004 until February 2008, an experience that gives him valuable insight into the executive compensation issues the Board must address on a regular basis. In addition, Mr. Fleming’s experience as Managing Director and Chief Executive Officer of a complex, international joint venture in the gas industry, as well as his experience in various senior management positions in the natural gas industry before that, give him a unique and important understanding of, and insight into, an industry that supplies the Company with one of its most critical energy requirements, including an understanding of the factors impacting the pricing, availability, distribution and logistics related thereto.

Robert M. Gervis

Robert M. Gervis spent twelve years managing businesses and senior executives, including investment professionals charged with evaluating a wide range of investment opportunities, and operating and managing those investments once they were acquired or made. Mr. Gervis’ management experience during his tenure with Fidelity Investments included serving as (1) Chief Executive Officer of an oil and natural gas exploration and production company; (2) Chief Operating Officer of a full-service real estate development and investment company that specialized in the acquisition, design, development and management of high-profile projects in both the United States and foreign markets; and (3) Managing Director of a private equity division that invested in a broad range of industries, including technology, biotechnology, real estate, oil and gas exploration and production and telecommunications. These positions, combined with the sophisticated transactional work Mr. Gervis managed while he was a partner at the international law firm of Weil, Gotshal & Manges, gives Mr. Gervis significant insight into, and understanding of, the methods and processes used to assess and evaluate potential investment opportunities and other complex transactions that may be presented to the Company. In addition, because Mr. Gervis has served on many boards and investment committees and currently serves on three for-profit boards of directors, he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Stephen E. Macadam

Stephen E. Macadam has over ten years of experience serving in the position of Chief Executive Officer for large, publicly-traded companies with complex manufacturing and/or distribution, logistics, sales and marketing functions and operations. Importantly, Mr. Macadam has served as the Chief Executive Officer of a leading North American building products distribution company. In addition, he has served in senior management roles within the packaging industry, an important industry into which the Company’s products are sold. Mr. Macadam’s senior management experience in industries that are highly relevant to the Company’s businesses makes him an important asset to the Board. In addition, as a result of having been the Chief Executive Officer of three separate publicly-traded companies, Mr. Macadam has a significant understanding of governance issues and trends that currently impact the Company, or may impact it in the future.

Mark L. Noetzel

Mark L. Noetzel has nearly two decades of experience serving in senior executive management roles with large, international businesses within the energy and fuel industries, including managing distribution, logistics, operations and retailing functions covering twenty different countries for a business with $65 billion of annual sales. Mr. Noetzel also has served as a senior manager with a large international chemical company. This broad and significant business experience makes Mr. Noetzel qualified to serve not only as a director, but also as the Chairman of the Board.

Wayne C. Sales

Wayne C. Sales served in senior management positions for the largest hard-goods retailer in Canada (Canadian Tire Corporation, Limited) for more than 16 years, including serving as Chief Executive Officer from 2000 to 2006, a period during which that company’s sales increased from $7 billion to more than $9 billion. Mr. Sales was responsible for managing the supply chain functions of this large, complex Canadian company, including distribution, logistics and transportation, and also managed the functions of procurement, merchandising, market research and advertising. Given his experience, Mr. Sales’ advice and guidance regarding the Company’s significant assets, operations and sales in Canada is especially valuable. In addition, Mr. Sales has served, and continues to serve, on the board of three other publicly-traded companies, serving as Non-Executive Chair for one of those companies and, thus, brings to the Board valued experience addressing many public-company board issues.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 12

Back to Contents

David N. Weinstein

David N. Weinstein has nearly two decades of experience in the area of capital markets and other finance-related fields, where he has served, among others, in the positions of managing director and head of high yield capital markets for several large, global investment banking firms. Mr. Weinstein’s background providing long-term financial solutions to the issues faced by non-investment grade or highly leveraged issuers, or corporate entities in or following reorganization offers an understanding of capital-related matters and financial acumen that are important attributes to the Company’s success, and to Mr. Weinstein’s leadership of the finance committee. Additionally, having served on many boards of directors, Mr. Weinstein also brings substantial experience addressing public-company board issues. Mr. Weinstein has experience and insight into chemical industry operations, management, and capital structure having served as chairman of a publicly-traded chemical company that was one of the largest chlor-alkali producers in the United States. This background in transactional finance and governance makes Mr. Weinstein well qualified to serve as a director and as chairman of the finance committee.

Independence of Directors; Corporate Governance Guidelines; Code of Business Ethics

The Company’s Corporate Governance Guidelines require that a majority of our directors meet the independence standards of applicable law and the New York Stock Exchange listing requirements. The Board of Directors has determined that each of Messrs. Noetzel, DeNicola, Fleming, Gervis, Macadam, Sales and Weinstein meet these standards for independence and are independent of management. In making this determination, the Board considered Mr. Gervis’ ongoing service as a director of Tronox Incorporated, one of the Company’s titanium dioxide vendors. The Board reviewed and considered, among other things, the possible application of the Company’s Code of Business Ethics, including the provision thereof relating to restrictions on service to another company which might tend to affect independence of judgment with respect to transactions between the Company and such other business enterprise. The Board concluded that Mr. Gervis’ ongoing service as a director of Tronox does not impair his independence of judgment.

Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at www.ggc.com under “Investors—Governance” or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation by mail at 115 Perimeter Center Place, Suite 4600, Atlanta, Georgia 30346 or by phone at (770) 395-4500.

Our Board Is Committed to Corporate Governance Practices that Are Favorable Toward, and Promote Accountability to, Our Stockholders

A majority of the members of our Board of Directors joined the Board at the time of our 2009 recapitalization. Particularly since its recomposition, our Board has a demonstrated track record of implementing governance structures and practices that we believe are favorable towards, and promote accountability to, the Company’s stockholders. In recent years, those steps have included:

•

amending the Company’s charter and bylaws to declassify the Board;

•

maintaining the separation of the chief executive officer and Board Chairman roles, an approach that was adopted in 2008;

•

implementing a majority voting requirement for uncontested director elections;

•

adopting a policy that requires any director who fails to obtain the required vote to offer to resign; and

•

putting our prior ten-year stockholder rights plan to a stockholder vote.

In January 2012, the Board adopted a short-term, tactical shareholder rights plan (the “Rights Plan”) in response to an unsolicited proposal from the Westlake Chemical Corporation to acquire the Company for $30 per share, which was publicly disclosed on January 13, 2012. The Rights Plan was approved by the Board following the Board’s determination that the proposal from Westlake was financially inadequate and opportunistic. On February 1, 2012, Westlake increased its proposed price for acquiring the Company to $35 per share, which the Company’s Board determined was also financially inadequate and opportunistic. Westlake elected not to submit nominations to our Board, as our bylaws permitted, or to make an offer directly to the Company’s stockholders.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 13

Back to Contents

The Company’s common stock has traded between $30.07 and $35.17 per share in the period between the date Westlake made its initial unsolicited proposal public and March 30, 2012, the record date for our 2012 annual meeting of stockholders. The closing price of the Company’s common stock on April 13, 2012, the last trading day before the date of this proxy statement was $31.45 per share.

The Board is aware that some stockholders and stockholder advisory services generally disapprove of shareholder rights plans. However, the Board believes that the Rights Plan it approved in January 2012 is consistent with the Board’s commitment to good corporate governance and in the best interests of the Company and its stockholders in light of various factors, primarily:

•

the Rights Plan is a “tactical” plan implemented solely in response to an unsolicited proposal to purchase the Company for a price that the Board deemed financially inadequate and opportunistic;

•

the Rights Plan is a short-term plan that expires on December 31, 2012, less than one year after its adoption;

•

we believe the trading prices for the Company’s common stock since the time the Rights Plan was adopted demonstrate that Westlake’s proposals were, and remain, financially inadequate and not in the best interests of the Company and its stockholders;

•

at the time the Rights Plan was adopted, Westlake, which is one of the Company’s competitors, already had purchased approximately 4.8% of the Company’s outstanding common stock; and

•

the Rights Plan was, and remains, a proportionate response to the threat posed to the Company’s stockholders by Westlake’s financially inadequate and opportunistic proposals.

Executive Sessions

The Company’s Corporate Governance Guidelines require that non-employee directors meet at regularly scheduled executive sessions without management. Mr. Noetzel, the non-executive Chairman of the Board, presides at those sessions. Stockholders may communicate with these directors in the manner described under “Communications with Directors” below.

Compensation of Directors

In 2011 and currently, each non-employee director is paid an annual fee of $70,000. In addition, the Board’s non-executive Chairman is paid an additional annual fee of $80,000, the chairman of the audit committee is paid an additional annual fee of $20,000, the chairman of the leadership development and compensation committee is paid an additional annual fee of $15,000 and the chairman of each other committee of the Board is paid an additional annual fee of $10,000. Each of the Company’s non-employee directors are paid an additional fee of $1,000 per Board or committee meeting for every official meeting over a threshold of 25 official meetings per year that each such director attends. Non-employee directors are also eligible to participate in our 2011 equity and performance incentive plan. In May 2011, each non-employee director received a grant of restricted stock units (“RSUs”) valued at approximately $80,000. These RSU awards vest on the earlier of the first anniversary of the date of grant or the next annual meeting of stockholders. Compensation of directors is determined by the Board of Directors following a recommendation by the nominating and governance committee, which reviews such compensation on a periodic basis.

The table below details compensation provided to each non-employee director who served as a member of our Board of Directors in 2011. For information on the compensation paid to Mr. Carrico, see the Summary Compensation Table elsewhere in this proxy statement.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 14

Back to Contents

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark L. Noetzel	150,000	64,208	214,208
T. Kevin DeNicola	90,000	64,208	154,208
Patrick J. Fleming	70,000	64,208	134,208
Robert M. Gervis	80,000	64,208	144,208
Stephen E. Macadam	70,000	64,208	134,208
Wayne C. Sales	83,750	64,208	147,958
David N. Weinstein	80,000	64,208	144,208

(1) Reflects the aggregate grant date fair value of RSU grants made in May 2011, calculated in accordance with the provisions of FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for certain assumptions underlying the value of awards. The following directors held outstanding stock option awards set forth opposite their names at December 31, 2011: Mr. Fleming (882 shares) and Mr. Sales (360 shares). The following directors held the number of unvested restricted stock awards set forth opposite their names at December 31, 2011: Mr. Noetzel (7,645 shares); Mr. DeNicola (7,645 shares); Mr. Fleming (7,645 shares); Mr. Gervis (7,645 shares); Mr. Macadam (7,645 shares); Mr. Sales (7,645 shares); and Mr. Weinstein (7,645 shares).

The Audit Committee

The audit committee of the Board of Directors consists of T. Kevin DeNicola (Chairman), Patrick J. Fleming and Stephen E. Macadam. Each member of the audit committee has the ability to read and understand fundamental financial statements and the Board has determined that each member of the audit committee is “independent” as defined by the NYSE listing requirements and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has also determined that T. Kevin DeNicola is an “audit committee financial expert” as that term is defined by Securities and Exchange Commission (“SEC”) regulations. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This committee held nine meetings in 2011.

The Finance Committee

The finance committee of the Board of Directors consists of David N. Weinstein (Chairman), Robert M. Gervis and Mark L. Noetzel. This committee’s primary functions include overseeing the financial plan, policies and practices of the Company. More specifically, the duties of the committee include: (1) evaluating and monitoring the Company’s capital structure and any proposed adjustments to that structure, including working capital and cash-flow management and short-term investment policies; (2) reviewing any proposed capital or debt issuances or repurchases; (3) reviewing commercial and investment banking relationships and activities; (4) reviewing potential acquisitions, divestitures or investments in new businesses or joint ventures; (5) reviewing the funding for, and reports regarding the asset investment strategy of, the Company’s employee benefit plans; and (6) reviewing the Company’s investor profiles and related investor relations programs. This committee held ten meetings in 2011.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 15

Back to Contents

The Leadership Development and Compensation Committee

The leadership development and compensation committee of the Board of Directors consists of Wayne C. Sales (Chairman), T. Kevin DeNicola and David N. Weinstein. This committee’s primary functions include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee has the authority to retain, compensate and oversee compensation consultants. For additional information regarding the processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis starting on page 22. This committee held six meetings in 2011.

The Nominating and Governance Committee

The nominating and governance committee consists of Robert M. Gervis (Chairman), Patrick J. Fleming, Stephen E. Macadam and Wayne C. Sales. This committee’s primary functions are: (1) identifying individuals qualified to become members of the Board; (2) recommending director nominees for each annual meeting of stockholders, and nominees to fill any Board vacancies; (3) evaluating and making recommendations to the Board regarding director compensation and continuing education; (4) monitoring and evaluating legal and regulatory trends and other developments relating to corporate governance matters, including trends in stockholder activities; and (5) making recommendations to the Board regarding corporate governance policies and practices. This committee held four meetings in 2011.

This committee may select candidates based on their character, judgment, business experience and specific areas of expertise, among other then-relevant considerations, such as the requirements of applicable law and listing standards. Given the evolving needs and challenges of the Company’s business, the selection process at any time may emphasize different qualities based on, among other things, the Board’s diversity and composition at the relevant time, giving due consideration to a number of factors which may include differences with respect to personal, professional or educational experience, the nature and geographic scope of business experience and its relevance to the Company’s strategy, and the ability to commit the time required to understand the Company’s business. The committee recommends new Board members in consultation with the other independent Board members, executive management and external consultants. This committee has the authority to retain, and from time to time in the past, including in 2011, has retained, an executive search firm to assist in the identification of potential director candidates.

This committee will consider nominees recommended by stockholders on the same terms as those recommended by any search firm or selected by the committee. Any recommendation should be addressed in writing to the Nominating and Governance Committee, c/o the Assistant Corporate Secretary, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346. Stockholders may recommend candidates at any time, but to be considered by the committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing at least 60 days but no more than 90 days in advance of the first anniversary of the date the Company’s proxy statement was first mailed to stockholders for the preceding year’s annual meeting of stockholders. A stockholder’s notice must contain the following:

•

the name and address of the stockholder recommending the director candidate for consideration and the beneficial owners, if any, on whose behalf the proposal is made;

•

a representation that the stockholder is a holder of record of Company stock and intends to appear in person or by proxy at the annual meeting;

•

the class, series and number of securities of the Company owned by the stockholder recommending the director candidate for consideration and the beneficial owners, if any, on whose behalf the proposal is made;

•

a description of all agreements or understandings that the stockholder, beneficial owner, nominee or any other person has in connection with the nomination;

•

such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

•

the signed consent of the nominee to serve as a director of the Company if elected; and

•

whether the stockholder or beneficial owners intends to deliver a proxy statement and proxy card to holders of the requisite number of the Company’s shares to approve the nomination.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 16

Back to Contents

Committee Charters

Each of the foregoing committees has a written charter, which is publicly available on our website at www.ggc.com under “Investors—Governance” and available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation by mail at 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346 or by phone at (770) 395-4500.

Board Leadership Structure

The Board believes that its leadership structure, including any potential combination or separation of the Chief Executive Officer (“CEO”) and Chairman roles, should be determined based upon the specific needs of the Company, and what is determined to be in the best interests of the Company’s stockholders from time to time. As a result, no written policy exists requiring either the combination or separation of the Chairman and CEO leadership roles, and the Company’s governing documents do not mandate a particular structure. This provides the Board with the flexibility to establish what it believes, in the exercise of its judgment, is the most appropriate leadership structure for the Company at any given time.

The Chairman of the Board provides leadership to the Board and works with the Board to provide guidance with respect to how the Board defines its structure and prioritizes and carries out its duties and responsibilities. In addition to presiding at Board meetings and executive sessions of the Board, the Chairman’s duties include working with management and the chairmen of the Board’s various committees to: (1) schedule and call Board meetings; (2) establish the agenda for each Board meeting; (3) review and determine the appropriate materials to be provided to directors; (4) monitor and address recent developments in corporate governance and the Company’s assessment of, and responses to, corporate governance issues; (5) encourage and facilitate active and constructive participation from all directors; and (6) facilitate communications between the Board and management. In addition, the Chairman serves as a conduit for communications from the Board to the Company’s management team, and plays a significant role in overseeing the effectiveness of the Company’s approach to risk management.

The Company’s Chairman and CEO offices were combined for a number of years prior to February 2008. In connection with the appointment of Mr. Carrico as the Company’s CEO in February 2008, the Board determined that, due to, among other things, the unprecedented economic and financial challenges facing the Company and the industries in which the Company operates, it was in the Company’s best interests to have the CEO maintain his focus on improving the Company’s business operations and financial performance, without having to also oversee the management of the Board and its activities. At that time, the Board elected to separate the CEO and Chairman positions, and appointed a non-executive Chairman of the Board. Mr. Fleming served as Chairman from February 2008 through December 2009. Mr. Noetzel has served as the Chairman since January 2010.

The Board believes that a leadership structure that separates the CEO and Chairman positions continues to be appropriate and in the best interest of stockholders at this time because it allows the CEO to maintain his focus on managing the Company’s operations, improving the Company’s financial performance and executing on the Company’s long-term strategic plan, while the non-executive Chairman gives attention to the numerous demands and tasks associated with directly managing the Board’s agendas, activities, committees and meetings. In addition, the Board believes this structure strengthens the Board’s independence.

All of the Company’s directors play an active role in overseeing the Company, both at the Board and Board-committee levels. As set out in the Company’s Corporate Governance Guidelines, our directors’ core responsibility is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. Our Board includes only one director who serves as a member of the Company’s executive management team (Mr. Carrico, our CEO) and otherwise consists of seven non-employee directors. Our non-employee directors are skilled and experienced leaders in business, each bringing decades of valuable experience to the Board in subject areas that include accounting and finance, legal, capital markets, operations and logistics, and retail sales and marketing. In these roles, our directors have been called upon to review, evaluate and solve a wide range of complex issues, and to develop and implement many challenging and important business initiatives, plans, policies and strategies, which makes them well-qualified to oversee our Company, and to provide advice and counsel to our CEO and other senior officers of the Company.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 17

Back to Contents

Risk Oversight

The Board’s responsibilities include overseeing the management of the Company’s risks and approach to risk management. The Board evaluates and considers risks within the context of the business and other operational decisions that the Company’s Board and management team face, and as part of the Company’s business plans and strategies. The Board understands that it is neither realistic nor prudent to eliminate all risk. In fact, the Board believes purposeful and appropriate risk-taking is necessary for the Company to be competitive and to achieve its business objectives. As such, part of the Board’s risk-related duties include consideration, understanding and overseeing what level of risk is appropriate for the Company, given the nature of the particular risk being considered.

While the Board maintains ultimate responsibility for oversight of the Company’s risk management, the Board implements its risk oversight function both as a whole and through its various committees, which meet regularly with, and report to, the full Board. The audit committee has been assigned responsibility for oversight of the overall risk management process. In addition, each of the Board’s committees has been assigned responsibility for risk management oversight of specific areas. More specifically:

•

The audit committee oversees risks related to the Company’s audit process, financial statements, financial reporting process (including internal control over financial reporting), disclosure controls and procedures, accounting matters and various ethical and legal matters. The audit committee oversees the Company’s internal audit function and ethics program;

•

The leadership development and compensation committee evaluates and oversees the risks and rewards associated with the Company’s compensation philosophies, plans and policies. This committee reviews and approves compensation plans and policies with the objective of mitigating compensation-related risk, without unduly diminishing the incentive-based nature of the compensation;

•

The finance committee oversees risks related to the Company’s financial position and financing activities, including as they relate to the Company’s capital structure and any proposed adjustments to that capital structure, capital and debt issuance and related credit or debt agreements, commercial and investment banking relationships, acquisitions, divestitures and investments in new businesses or joint ventures, the issuance or repurchase of equity or debt securities, as well as the funding for and asset investment strategy of the Company’s employee benefits plans; and

•

The nominating and governance committee oversees risks related to the Board member nomination process, and risks related to the proposed adoption of various corporate governance policies and principles. In addition, this committee is charged with developing and recommending to the Board changes in corporate governance policies and principles, Board committee structures, as well as leadership and membership to enable the Board and its committees to effectively carry out their respective risk oversight responsibilities.

As a part of the risk oversight process, each committee meets privately in separate sessions with appropriate members of management, and its advisors, as it deems appropriate.

As part of its risk management process, the Company maintains a toll-free hotline that employees and other stakeholders may use to anonymously report alleged violations of the Company’s Code of Business Ethics, health and safety- related policies and rules, employment laws and regulations, and any alleged violations of other laws, regulations, rules or policies. In addition, employees may use the toll-free hotline to anonymously report allegations of questionable activities relating to accounting, internal controls or audit matters. The third-party service provider that maintains the hotline notifies the Company of any calls received. All such calls are addressed promptly by the Company’s Corporate Compliance Director, who is an employee in the Company’s human resources department.

If any calls to the hotline allege questionable activities or violations that are not related to accounting, internal control or audit matters, the Corporate Compliance Director and/or a Compliance Committee will respond to the allegations in an appropriate manner. If any call to the hotline alleges questionable activities related to accounting, internal control or an audit matter, the Corporate Compliance Director will notify the Company’s Director of Internal Audit, who in turn will notify the Chairman of the audit committee. Thereafter, the matter will be brought to the attention of the other members of the audit committee and, depending on the nature of the allegations, to the Chairman of the Board. The audit committee has the power to authorize internal and external investigations of such allegations, and to ensure that appropriate resources are provided for conducting any such investigation. The Company believes its toll-free hotline, and the processes activated by calls to the hotline are important in helping the Company mitigate its exposure to harmful risks.

Because overseeing risk is an ongoing process and inherent in the Board’s and Company management’s decision-making processes, the Board discusses the Company’s various risks throughout the year at its regularly scheduled or, if deemed appropriate, special meetings, in relation to specific proposed actions and/or newly obtained information about previously discussed risks. Additionally, at one or more meetings of the full Board each year, the Board devotes a portion of its meeting time to evaluating and discussing risks, the steps Company management is taking to mitigate such risks, and other potential risk mitigation strategies or programs that may be considered appropriate or desirable. At any such meetings, or at other times as determined appropriate, the Board has access to management personnel with knowledge and insight into specific issues for consideration.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 18

Back to Contents

Communications with Directors

Any stockholder or interested party is welcome to communicate with the Chairman of the Board, any other director, the non-employee directors as a group or the Board of Directors by writing to the directors or the Board, c/o the Assistant Corporate Secretary, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346. The Assistant Corporate Secretary will review the communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Board Meetings, Attendance and Relationships

The Board of Directors held thirteen meetings in 2011. All incumbent directors attended no fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2011, with seven of the eight incumbent directors attending no fewer than 95% of the aggregate number of meetings of the Board and the committees on which they served in 2011. The Company encourages its directors to attend its annual stockholders’ meeting. In 2011, all of our directors attended the annual meeting. None of our directors or executive officers is related to any of our other directors or executive officers.

Review of Related Party Transactions

While we did not have any related party transactions with our executive officers, directors, 5% or greater stockholders or their immediate family members in 2011, and we do not have a written policy regarding such matters, in the event such a transaction is proposed in the future, we would refer the matter to our audit committee for approval or disapproval.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 19

Back to Contents

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table lists information as of March 30, 2012 about the number of shares of the Company’s common stock beneficially owned by each incumbent director, each executive officer listed on the summary compensation table included in this proxy statement, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our stock.

For additional information on the equity ownership of the Company’s directors and executive officers, see “PROPOSAL I—Election of Directors—Director Compensation” and “Executive Compensation—Outstanding Equity Awards at 2011 Fiscal Year-End,” respectively.

Name and Address of Beneficial Owner(1)	Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership(2)		Percent of Class(3)
Paul D. Carrico	331,655	(4)	*
Gregory C. Thompson	134,201	(5)	*
Mark J. Orcutt	82,239	(6)	*
James L. Worrell	64,379	(7)	*
Joseph C. Breunig	3,000	(8)	*
Patrick J. Fleming	8,850	(9)	*
Wayne C. Sales	8,005	(10)	*
T. Kevin DeNicola	7,645		*
Robert M. Gervis	7,645		*
Stephen E. Macadam	7,645		*
Mark L. Noetzel	7,645		*
David N. Weinstein	7,645		—
All directors and executive officers as group (12 persons)	670,554	(11)	1.96%
JP Morgan Chase & Co. 270 Park Avenue New York, NY 10017	3,825,086	(12)	11.17%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	3,461,187	(13)	10.10%
Dimensional Fund Advisors LP. Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,967,799	(14)	5.75%
FMR LLC. 82 Devonshire Street Boston, MA 02109	1,943,491	(15)	5.68%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,802,344	(16)	5.26%

* Represents less than 1%.

(1) The address of each of our directors and executive officers is c/o Assistant Corporate Secretary, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

(2) Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.

(3) Based on 34,240,377 shares of the Company’s common stock outstanding as of March 30, 2012.

(4) Includes 24,488 shares that may be acquired upon exercise of vested options by Mr. Carrico, and 45 shares held in his 401(k) account.

(5) Includes 9,125 shares that may be acquired upon exercise of vested options by Mr. Thompson and 536 shares in his 401(k) account.

(6) Includes 8,554 shares that may be acquired upon exercise of vested options by Mr. Orcutt.

(7) Includes 6,041 shares that may be acquired upon exercise of vested options by Mr. Worrell.

(8) Mr. Breunig does not hold any vested options.

(9) Includes 822 shares that may be acquired upon exercise of vested options by Mr. Fleming.

(10) Includes 360 shares that may be acquired upon exercise of vested options by Mr. Sales.

(11) See notes (4)–(10).

(12) As reported on Amendment No. 3 to Schedule 13G filed with the SEC on March 7, 2012, JPMorgan Chase & Co. has sole voting power with respect to 3,366,321 shares, shared voting power with respect to 70,210 shares and sole dispositive power with respect to 3,754,876 shares.

(13) As reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 10, 2012, Capital World Investors, a division of Capital Research and Management Company (“CRMC”), has sole voting power with respect to 3,461,187 shares. Capital World Investors is deemed to be the beneficial owner of such shares as a result of CRMC acting as investment advisor to various investment companies.

(14) As reported on Schedule 13G filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP has sole voting power with respect to 1,935,047 shares, no shared voting power and sole dispositive power with respect to 1,967,799 shares. Dimensional Fund Advisors is deemed to be the beneficial owner of such shares as a result of it acting as investment advisor to various investment companies and commingled group trusts and separate accounts.

(15) As reported on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC (“FMR”), FMR has sole dispositive power with respect to all such shares, and sole voting power with respect to 9,931 of such shares. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and the investment advisor to various investment companies (collectively, the “Fidelity Funds”). Edward C. Johnson 3d and FMR, through their control of Fidelity and the Fidelity Funds, each has sole dispositive power of 1,896,759 shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds.

(16) As reported on Schedule 13G filed with the SEC on February 10, 2012, the Vanguard Group, Inc. has sole voting power with respect to 48,209 shares, no shared voting power, sole dispositive power with respect to 1,754,135 shares and shared dispositive power with respect to 48,209 shares.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 20

Back to Contents

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file reports regarding their beneficial ownership of our common stock. Based solely upon a review of those filings furnished to us and, written representations in the case of our directors and executive officers, we believe all reports required to be filed by Section 16(a) with the SEC were timely filed in 2011, except for one filing on behalf of our Executive Vice President, Chemicals, relating to a single reportable transaction arising from his purchase of one thousand shares of the Company’s stock in May 2011, which was filed in error on the fourth business day after the transaction.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 21

Back to Contents

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we will describe the important components of our executive compensation program for our named executive officers, or “NEOs,” whose compensation is set forth in the 2011 Summary Compensation Table on page 37 of this proxy statement, and in other compensation tables described elsewhere in this proxy statement. For 2011, our NEOs were:

•

Paul D. Carrico, our President and Chief Executive Officer;

•

Gregory C. Thompson, our Chief Financial Officer;

•

Mark J. Orcutt, our Executive Vice President, Building Products;

•

Joseph C. Breunig, our Executive Vice President, Chemicals; and

•

James L. Worrell, our Vice President, Human Resources.

This section of the proxy statement also provides an overview of our executive compensation philosophy and program, and explains how and why the Leadership Development and Compensation Committee (the “Committee”) determined the specific compensation policies and decisions involving the NEO’s.

Leadership Development and Compensation Committee Report

The Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on that review and discussions, the Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 22, 2012.

Wayne C. Sales, Chairman

David N. Weinstein

T. Kevin DeNicola

Executive Summary

Our Business

We are a leading North American manufacturer and international marketer of chemicals and building products, with annual sales of more than $3 billion for the year ended December 31, 2011, and operations in both Canada and the United States. Through our numerous subsidiaries, we manufacture and sell a wide array of chemicals and building products, including: chlorine; caustic soda; vinyl chloride monomer; vinyl resins, compounds and additives; plasticizers; cumene; phenol and acetone; window and door profiles; mouldings; siding; pipe and pipe fittings and deck and rail products. For more information about our business, please see “Item 1, Business” and “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is being provided with this proxy statement.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 22

Back to Contents

2011 Business Achievements

Although 2011 was a challenging year for both the domestic and global economies, as a result of the leadership of our Board of Directors and executive officers, and the dedication and hard work of our employees, we continued our three-year trend of improving financial performance. During 2011, our significant accomplishments included:

•

reaching annual net sales of $3.22 billion, a 14% increase compared to net sales of $2.81 billion in 2010, and a 62% increase compared to our 2009 net sales of $1.99 billion;

•

achieving free cash flow of $121 million, down slightly from $138 million in 2010, but a significant increase compared to the negative $29 million of free cash flow in 2009;(4)

•

reducing our debt by $82.1 million which, together with our improved adjusted EBITDA, resulted in a Net Debt to adjusted EBITDA ratio of 1.8x at the end of 2011, compared to 2.3x at the end of 2010 and 3.8x at the end of 2009;(4)

•

increasing adjusted EBITDA to $230.3 million, a 10% improvement over our 2010 adjusted EBITDA of $208.5 million, and a 43% increase compared to our 2009 adjusted EBITDA of $161.5 million;(4) and

•

acquiring Exterior Portfolio, a leading U.S. manufacturer and marketer of premium siding products, which made us the third largest vinyl siding manufacturer in North America, provided us with additional product offerings in the premium siding category and increased our vertical integration by providing a new, internal customer for our chemicals business.

(4) Adjusted EBITDA, free cash flow and Net Debt differ from what is reported under GAAP. See Annex A for a reconcilliation of non-GAAP financial measures to our results as reported under GAAP.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 23

Back to Contents

Total Stockholder Return Since Our 2009 Restructuring

As discussed on page 3 of this proxy statement, we undertook significant financial and operating restructuring steps in 2009, as a result of: (i) the significant deterioration of general economic and business conditions, including a severe recession in the housing and construction markets; and (ii) our highly leveraged capital structure, which was the result of the substantial debt the Company incurred when it purchased its building products business in 2006. These restructuring steps included an exchange of approximately $736.0 million of then-outstanding debt for newly issued common and convertible preferred stock and a related 1-for-25 reverse stock split.

If the Company had not been able to complete these restructuring steps, the Company likely would have been required to pursue a reorganization or restructuring under the bankruptcy laws, a process that would have resulted in significant additional costs, disruptions and likely the cancellation of the equity held by the Company’s stockholders at that time. Given the significant impact of these restructuring steps, we believe that our stock performance since July 29, 2009, the date of the financial restructuring, is an important factor for stockholders to consider when evaluating our performance, as well as the other information in this proxy statement and the information in our annual report on Form 10-K for the year ended December 31, 2011.

The cumulative total return of an investment in Georgia Gulf Corporation common stock from July 29, 2009, the date the Company completed its debt for equity exchange and related 1-for-25 reverse stock split, until December 31, 2011 is 169.9%, compared to a cumulative total return of 35.74% for an investment in the Standard & Poor’s Chemical SmallCap Index over that same period of time, and 46.85% for an investment in Standard & Poor’s SmallCap 600 Index over that same period of time, as illustrated by the following graph(5).

Our Executive Compensation Philosophy

Our executive compensation philosophy, which is directly linked to our focus on profitable growth, is to:

•

reward favorable company and business unit financial and strategic performance, as well as stock price performance;

•

recognize strong individual performance;

•

position the target amount of total compensation and benefits at approximately the median of the compensation and benefits paid by competing companies in the chemicals and building products sectors; and

•

deliver total compensation based on the target amount and dependent upon actual Company, business unit and/or individual executive officer performance.

Pursuant to this compensation philosophy, the objectives of the Company’s executive compensation program are:

•

making compensation heavily performance based;

•

aligning interests with stockholders; and

•

being market competitive.

(5) Total returns were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. We have benchmarked returns against the two Standard & Poor’s indices because we believe those indices provide the closest comparison to our lines of business and comparable size companies.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 24

Back to Contents

2011 Executive Compensation Highlights

Consistent with our compensation philosophy and objectives, during 2011 the Committee took the following compensation-related actions:

•

provided annual cash/non-equity incentive compensation opportunities that were earnable based on a combination of a company adjusted EBITDA goal, a working capital objective, individual performance and the overall performance of all of our executive officers, viewed together as one group, in accomplishing key strategic objectives;

•

granted all of our NEOs long-term, equity incentive awards that do not vest until three years after the grant date, and under which the number of shares issuable on the vesting date, if any, increases and decreases proportionally based solely on the performance of the Company’s stock price, thereby aligning the interests of our NEOs with those of our stockholders;

•

ensured that nearly 80% of our CEO’s 2011 target direct compensation(6) and, on average, approximately 65% of our other NEOs’ 2011 target direct compensation was incentive-based, and thus, “at risk;”

•

eliminated the excise tax gross-up benefit provided to executive officers under the Company’s Executive and Key Employee Change of Control Severance Plan (the “Severance Plan”), with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the Company from non-executive-officer positions to executive officer positions on or after that date); and

•

adjusted the executive officers’ base salaries by amounts that resulted in their 2011 base salaries increasing by less than 3%, on average, as compared to their 2010 base salaries.

Compensation-Related Corporate Governance Standards

We strive to maintain effective governance standards, including with respect to the oversight of our executive compensation policies and practices. To that end, in 2011:

•

the Committee was required to consist solely of independent directors whose decisions regarding the compensation of our CEO were made in executive sessions that were not attended by any executive officers, including the CEO;

•

the Board recommended and our stockholders approved having an advisory “say-on-pay” stockholder vote on the compensation of the Company’s executive officers on an annual basis; that vote was taken in 2011 and is being taken again in 2012 – we expect this to continue for the foreseeable future;

•

the Committee’s independent compensation consultant, Semler Brossy Consulting Group, was retained directly by the Committee and did not provide any services to management; and

•

the Committee conducted a review of our compensation philosophy and objectives, including a review of compensation-related risks arising from the compensation policies and practices for all employees, and determined that in 2011 such risks were not reasonably likely to have a material adverse effect on the Company.

(6) We define “target direct compensation” to be the aggregate of each executive’s annual: (1) base salary; and (2) non-equity incentive compensation opportunity, at the target level established by the Committee; and (3) long-term equity incentive awards, at the target level established by the Committee. Other components of the total compensation of our executive officers not included in target direct compensation are set forth on the Summary Compensation Table on page 37 of this proxy statement.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 25

Back to Contents

Compensation-Related Corporate Governance Elements

Our compensation philosophy and objectives contain several specific elements that are designed to align our executive compensation with the long-term interests of our stockholders, including:

•

stock ownership guidelines that emphasize the importance of substantive, long-term share ownership by both directors and executive officers, so as to better align their financial interests with those of our stockholders;

•

none of our executive officers having multi-year guarantees of compensation;

•

a policy allowing the Company to “claw-back” any incentive compensation paid or granted to any executive officer based on financial results that subsequently are restated as the result of the executive’s fraudulent or illegal conduct; and

•

provisions in our equity awards granted after May 2011 that require a “double-trigger” for accelerated vesting in connection with a change in control.

Our Executive Compensation Philosophy and Objectives

The Company’s executive compensation philosophy, which was established by the Committee and approved by the Board, is to reward favorable Company and business unit financial and strategic performance, as well as stock price performance, and to deliver total compensation and benefits at target performance levels approximating the median compensation and benefits paid by competing companies in the chemicals and building products sectors, with the ability to pay above or below that median as the Company’s and/or individual executive officer’s performance varies.

The Committee designed the executive compensation programs in place during 2011 to be consistent with that compensation philosophy. Specifically, the Committee observed the following guiding principles that emerge from our compensation philosophy:

•

Compensation Should Be Performance-Based: A substantial portion of the total compensation opportunity should reflect and reinforce a “pay for performance” culture, and should vary based upon our strategic and financial performance against pre-established goals, and the value of Georgia Gulf stock;

•

Compensation Should Be Aligned with Stockholder Interests: Our compensation programs should align the interests of executive officers with the long-term interests of our stockholders by providing strong incentives to maximize long-term value for our stockholders, while balancing acceptable risks through the use of stock ownership guidelines and “clawback” policies applicable to executives; and

•

Compensation Should Be Market Competitive: Our success is heavily dependent on our ability to attract and retain experienced executive officers who are proven leaders, and to motivate them to consistently deliver positive strategic and financial results. As a result, overall compensation should be structured to present an attractive package to existing and potential executive officers.

Our compensation philosophy is designed to provide total compensation and benefits at or near the median of total compensation of our market references if target performance is achieved. However, as a result of the significant variable components of compensation, the actual compensation realized by an executive could be significantly more or less than the targeted compensation opportunity in any year, depending on those variable components.

The Committee believes that it is appropriate to favor performance-based cash and equity incentive compensation in lieu of supplemental benefits and executive perquisites.

While a significant portion of potential annual compensation is risk-based, we have also instituted policies and programs designed to discourage unnecessary risk-taking which is not in the Company’s long-term interests. For example, the Company maintains stock ownership guidelines to emphasize the importance of substantive, long-term share ownership by executive officers intended to align their financial interests with those of stockholders. (The Company also has share ownership guidelines in place for its directors.) The guidelines are denominated as a dollar value expressed as a multiple of base salary for the executive officers, and a multiple of the annual retainer for directors.

CEO	5 times salary
Other Executive Officers	2.5 times salary
Directors	5 times annual retainer

An executive officer has five years as an officer to attain compliance with the guidelines. The Committee reviews stock ownership and compliance with the stock ownership requirements annually. All of the individuals named in the Summary Compensation Table below who are required to comply with this policy (based on hire date) are currently in compliance with these minimum stock ownership requirements. Mr. Breunig, who was hired in September 2010, is not yet required to comply with the guidelines.

In addition, our Board has adopted a policy that provides, to the extent permitted by law, that if the Board, or any committee, determines that any bonus, incentive payment, equity award or other compensation has been awarded to or received by an executive officer and such compensation was based on any financial results or operating metrics that were subsequently the subject of a material restatement as a result of such officer’s knowing or intentional fraudulent or illegal conduct and a lower payment would have been made to the officer based on the restated results, then the Board has the right to recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 26

Back to Contents

How Executive Compensation Decisions are Made

This section of our Compensation Discussion and Analysis describes who makes various executive compensation decisions and how those decisions are made.

The Role of the Compensation Committee

The Committee continually reviews the design and administration of our executive compensation policies and programs to ensure they appropriately reflect our compensation philosophy. Any program changes that are made are driven by the Committee’s desire to maintain alignment with stockholder interests and to be consistent with the guiding philosophy and objectives referenced above.

The Committee considers the tax and accounting implications of compensation, but those are not the only factors considered, as the Committee also considers all of the other factors discussed in this Compensation Discussion and Analysis when making compensation decisions. The Committee recognizes that one or more of these other factors may outweigh tax or accounting considerations.

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation for our Chief Executive Officer and the three other executive officers (other than the Chief Financial Officer) who are highest-paid and employed at year-end to $1 million. If certain conditions are met, performance-based compensation may be excluded from this limitation.

Most compensation paid by the Company is designed to be deductible under Section 162(m) of the Code. The Committee, however, may exercise the discretion to pay nondeductible compensation where the Committee determines that following the requirements of Section 162(m) of the Code would not be in the best interests of the Company’s stockholders. Our stockholder-approved 2009 Equity and Performance Incentive Plan, 2011 Equity and Performance Incentive Plan and our Annual Incentive Compensation Plan meet the conditions necessary for deductibility. All 2011 annual incentive payments to our executive officers were deductible.

The Committee evaluates and administers the compensation of our executive officers in a holistic manner, making compensation decisions around program design, and adjusts pay in light of our compensation philosophy, market practices and total compensation objectives. The Committee ordinarily positions the various compensation elements at levels it believes are targeted to be at or near the median of compensation paid by the market references, but that positioning for any executive officer is also dependent upon an officer’s role and responsibilities, experience and tenure, prior performance and expectations, and internal pay equity considerations. Market positioning of the individual elements of compensation and benefits, as well as the relationships among these elements, are described in the sections that follow.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 27

Back to Contents

With respect to the proposed compensation for the CEO, the Committee determines appropriate types and amounts of compensation after consideration of factors it deems appropriate from time to time. The Committee then makes a recommendation on CEO pay to the independent members of the Board for their ratification. The Committee’s recommendations are then considered for ratification by the independent Board members, and may be modified during the course of their deliberations.

For the other executive officers, and within the constructs of any applicable employment agreement that may have been negotiated and entered into by the Company, the Committee considers all appropriate factors, including the recommendations of the CEO, in reaching its decisions. The CEO’s recommendations are considered for approval by the Committee, and in some cases are modified by the Committee during the course of its deliberations.

In setting and evaluating annual compensation of the Company’s executive officers, the Committee reviews and considers, among other factors, the pay mix, which is the percentage of total compensation represented by each element of compensation, of each of the Company’s executive officers, as compared to the Company’s “market references” described below. For 2011, the actual pay mix for our CEO resulted in 65% of his compensation being incentive-based. The actual pay mix for each of the Company’s NEOs for 2011 was as follows:

Named Executive Officer	2011 Base Salary as % of Total Nonpension Compensation(1)	2011 Non-Equity Incentive Award as % of Total Nonpension Compensation(1)	2011 Long-Term Equity Incentive Award as % of Total Nonpension Compensation(1)(2)	2011 Other Compensation as % of Total Nonpension Compensation(1)
Paul D. Carrico	23	13	52	12
Gregory C. Thompson	32	12	39	17
Mark J. Orcutt	38	14	32	16
Joseph C. Breunig	38	15	36	11
James L. Worrell	42	15	36	7

(1) “Total Nonpension Compensation” includes base salary, 2011 non-equity/cash incentive award, long-term equity incentive award, and “other” compensation, but excludes changes in pension value, which is an actuarial value, and non-qualified deferred compensation earnings.

(2) Reflects the grant date fair value of restricted stock units, calculated in accordance with the provisions of FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on form 10-K for the year ended December 31, 2011 for certain assumptions underlying the value of awards.

The Role of Our Chief Executive Officer

Within the parameters of the compensation philosophy and objectives established by the Committee and/or Board of Directors, each year our CEO recommends to the Committee the level of base salary, the target annual non-equity incentive award and the target long-term incentive award for each of the other executive officers. The recommendations of our CEO are based on his evaluation of each executive officer’s performance, the performance of the individual business units or functions for which that executive officer is responsible and management retention considerations. The Committee considers the CEO’s recommendations, along with all other appropriate factors, in reaching its decisions regarding the compensation of each executive officer. In some cases, the CEO’s recommendations are modified by the Committee during the course of its deliberations.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 28

Back to Contents

The Role of the Board of Directors

Our Board of Directors reviews and either approves or disapproves the recommendations of the Committee with respect to: (1) the design of incentive compensation plans; (2) any significant changes to compensation guidelines and benefit plans; and (3) significant changes to benefit programs. In addition, the Committee determines, and then recommends to the independent members of the Board for their ratification all compensation, equity and benefits to be paid to the CEO (with the CEO not participating in those deliberations).

The Role of the Compensation Consultant

As a part of its responsibilities, the Committee has the authority to appoint, compensate and oversee the Company’s outside compensation consultant. In 2011, the Committee retained Semler Brossy Consulting Group as its consultant to assist the Committee with its responsibilities related to the Company’s compensation policies and programs for its executive officers and directors. Semler Brossy did not provide any services unrelated to executive officer and director compensation consulting to the Committee or the Company during 2011.

The compensation consultant reports directly to the Committee. One or more representatives of the compensation consultant attends the meetings of the Committee, as requested by the Committee chairman, and communicates with the chairman of the Committee between meetings, as needed. The compensation consultant does not make decisions regarding the compensation of our executive officers. Rather, the compensation consultant provides advice, guidance and information that the Committee and, with respect to certain decisions, our Board of Directors, may consider when making executive compensation decisions.

The Committee’s compensation consultant supports the Committee by, at least annually, conducting an independent and comprehensive review of our executive compensation philosophy and programs, including providing periodic reports showing total remuneration for each executive officer, and an evaluation of total compensation and individual pay elements based upon our market references. In November 2010, the compensation consultant conducted such a review and analysis, and presented it to the Committee in connection with the Committee’s determination of executive officer compensation for 2011. That review included evaluations of the following broad compensation and benefits areas:

•

direct compensation: base salary, annual non-equity incentive awards and long-term equity-based incentive awards; and

•

benefits: qualified and nonqualified retirement programs, including retirement benefits for executive officers, health and life insurance benefits, and perquisites.

The Use of Data About Other Companies’ Compensation Programs

In conducting the evaluations that the Committee used in its executive compensation decision making for 2011, the compensation consultant used “market references,” which consisted of a peer group of chemicals and building products companies with characteristics similar to the Company (based on revenue, market capitalization, assets and/or number of employees), so as to understand competitive pay practices. The market reference peer group consisted of the following companies in 2011:

• Acuity Brands	• Owens Corporation
• Albemarle Corporation	• Polyone Corporation
• Armstrong World Industries	• Rockwood Holdings, Inc.
• Cytec Industries	• RPM International Incorporated
• Ferro Corporation	• Universal Forest Products Incorporated
• FMC Corporation	• USG Corp.
• Louisiana-Pacific Corporation	• Valspar Corporation
• Lubrizol Corporation(7)	• Vulcan Materials Company
• Martin Marietta Materials Incorporated	• Westlake Chemical Corporation
• Olin Corporation

(7) Lubrizol Corporation was removed from the market reference group in September 2011, based upon the recommendation of the Committee’s compensation consultant at that time, due to the acquisition of Lubrizol Corporation by Berkshire Hathaway Inc.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 29

Back to Contents

In addition, to benchmark compensation levels, the compensation consultant recommended to the Committee and the Committee utilized data from the Aon Hewitt compensation survey. The survey data was adjusted to include only companies in the chemical or building products industries, and was adjusted based upon the size of the Company’s annual revenue.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program are: (1) base salary; (2) annual cash (non-equity) incentive awards; (3) long-term equity incentive awards; and (4) benefits.

Base salary is intended to provide a market-based, not at-risk amount of annual compensation consistent with the individual’s level within the organization and experience, and actual and expected contributions. Annual cash incentive awards are typically offered to align an executive officer’s financial interests with the Company’s shorter-term business objectives, making a portion of annual cash compensation dependent upon the attainment of predetermined annual goals. Long-term equity-based incentive awards are designed to further align the interests of executive officers with those of stockholders by incenting executives to act in a manner designed to maximize the long-term value of the Company. Benefits are designed to provide awards substantially equivalent to other employees, and appropriate, market-based annual and retirement based programs consistent with the executives’ level of experience.

The principal elements of our executive compensation program, as well as the purpose and nature of each element is provided in the table below:

Element	Purpose	Nature of Element	Fixed/ Variable
Base salary

Provide a market-based level of compensation that is consistent with each executive officer’s role, responsibilities, experience, tenure, prior performance and expectations and internal pay-equity considerations

		Short-term	Fixed
Annual non-equity incentive awards	Align each executive officer’s financial interests with the achievement of the Company’s annual business objectives as well as the individual officer’s contribution to those objectives	Short-term	Variable
Long-term equity-based awards	Align executive officers’ longer-term interests with those of other stockholders and encourage them to have an “ownership” mentality	Long-term	Variable
Benefits	Provide benefits equivalent to those generally available to employees or to similarly situated executives at “market reference” companies	Short and Long-term	Fixed

EXECUTIVE COMPENSATION

Summary of Our 2011 Executive Compensation Program

For 2011, the Committee took into account a number of factors in determining the compensation of the executive officers. Included among these factors were, among other things: (1) the overall philosophy to maintain compensation at or near the median of the market references; (2) actual Company performance in 2010; and (3) actual individual executive officer performance in 2010.

The total compensation of the NEOs as a group was below the median of the market references for 2011.

The following sections describe the various elements of our executive compensation program, including the objectives, market positioning, structure and operation, and other information specific to 2011 payments, awards, and pay actions in more detail.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 30

Back to Contents

Base Salary

Each executive officer is paid a base salary, which is reviewed annually by the Committee. Salaries for executive officers are generally targeted to be at or near the median of salaries paid by the market references, but are also dependent upon the officer’s role and responsibilities, experience and tenure, prior performance and expectations, and internal pay equity considerations.

Executive officer salaries were reviewed by the Committee, and for the CEO by the independent members of the Board in November 2010 within the context of an overall compensation market reference analysis performed by its compensation consultant at that time. That analysis was updated by the compensation consultant and presented to the Committee in February 2011. The executive officers’ compensation subsequently was adjusted in April 2011. The Committee and Board believed this decision was appropriate because: (1) a market reference analysis conducted by the Committee’s independent compensation consultant indicated certain executive officer salaries were at or below the median, and salaries at peer companies were increasing; (2) the Committee believed the Company had continued to make significant progress in improving the Company’s financial performance and in meeting the long-term tactical and strategic goals set out for the Company; and (3) the Company planned salary and promotional increases for its other management and professional employees, which were expected to average 2.5% in 2011. After giving effect to the April 2011 salary increases, 2011 base salaries for the NEOs and the median of base salaries for individuals holding comparable positions at the market references (based upon the compensation consultant’s February 2011 analysis) were as follows:

NEO	2011 Base Salary	2011 Market Reference Median Base Salary
Paul D. Carrico	$790,000	$969,000
Gregory C. Thompson	$479,750	$485,000
Mark J. Orcutt	$545,323	$416,000
Joseph C. Breunig	$487,000	$471,000
James L. Worrell	$328,250	$367,000

Annual Cash Incentive Opportunity

The Company’s annual cash incentive opportunity program for 2011 was designed so that a portion of the overall annual cash compensation of executive officers was linked to annual corporate financial performance, the attainment of certain strategic goals and the achievement of a corporate working capital goal. This program is intended to incent superior business and individual performance, and tie the interests of management to Company performance and thus the interests of our stockholders.

For 2011, each executive officer had a target annual cash incentive award opportunity expressed as a percentage of base salary. Individuals with greater overall responsibility for corporate performance typically have larger incentive opportunities when compared to base salaries in order to weight their overall pay mix more heavily toward performance-based compensation.

For each of the NEOs, the target opportunity amounts were as set forth in the table below:

NEO	Target Opportunity (as a % of base salary)
Paul D. Carrico	100%
Gregory C. Thompson	65%
Mark J. Orcutt	65%
Joseph C. Breunig	65%
James L. Worrell	60%

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 31

Back to Contents

The Committee administers the Company’s annual cash incentive opportunity program for the CEO and other executive officers and, as part of that function, determined that 2011 cash incentive compensation payouts would be based on the following performance metrics and goals, weighted as follows:

•

65% of each NEO’s award opportunity was to be based upon the Company’s earnings before interest, taxes, depreciation and amortization, as may be adjusted for certain items (“Adjusted EBITDA”) for 2011;

•

25% of each NEO’s award opportunity was to be based upon certain corporate and divisional strategic goals and objectives; and

•

10% of each NEO’s award opportunity was to be based upon a corporate working capital goal.

Adjusted EBITDA is used as the primary measure of performance within each of the Company’s business units, and both the Committee and management believe it is commonly used by industry participants as a main component of valuation analysis of companies whose businesses may be cyclical, like the Company. The Adjusted EBITDA measure was also selected as the Company performance goal to encourage executive officers to focus on improving corporate performance by controlling corporate expenses, improving the quality and volume of earnings, and using capital efficiently, which aligned with the Company’s overall business objectives for 2011.

In determining various levels of Adjusted EBITDA at which payouts would be made, the annual cash incentive program provided for adjustments to EBITDA for certain cost, charge and income items typically the same as those excluded from EBITDA in the Company’s public sales and earnings disclosures.

The threshold, target and maximum levels of Adjusted EBITDA used for annual cash incentive program payout purposes were determined by the Committee after review and consideration of the Company’s internally-developed, detailed budgets and forecasts.

The Adjusted EBITDA targets under the annual cash incentive program for 2011 were as follows:

	Threshold	Target	Maximum
Adjusted EBITDA	$190 million	$253 million	$330 million

Under the annual cash incentive program, no payouts would be earned with respect to the Adjusted EBITDA component of that program if Adjusted EBITDA did not exceed “Threshold.” Payouts would be 100% of target opportunity amounts if Adjusted EBITDA equaled “Target,” and 200% of target opportunity amounts if Adjusted EBITDA equaled or exceeded “Maximum.” Payouts under the Adjusted EBITDA component of the annual cash incentive program would increase in a linear fashion as Adjusted EBITDA increased between “Threshold” and “Target,” and “Target” and “Maximum.”

The Company reported actual Adjusted EBITDA for 2011 of $230.3 million, which was above the “Threshold,” but below the “Target,” level for the portion of the annual cash incentive program that is tied to Adjusted EBITDA.

Additionally, the NEOs had a combination of corporate and divisional strategic objectives and goals for 2011, some of which were targeted within each executive’s area of responsibility, with no specific weighting among the various objectives, and with actual performance as assessed by the CEO, with respect to the other NEOs (subject to the acceptance of the CEO’s assessments by the Committee) and as assessed by the Committee and the Board (with the CEO not participating) with respect to the CEO. On average, the NEOs as a whole achieved approximately 75% of the strategic objectives and goals set for them for 2011.

The NEOs also had a corporate working capital objective to which a portion of their annual cash incentive opportunity was tied for 2011. The Committee believed it was appropriate to include a working capital objective as a component in the annual cash incentive program in order to encourage and reward: (1) increasing efficiencies in raw materials procurement, finished goods production and inventory management; and (2) the negotiation of more favorable terms and conditions with customers. The Company achieved approximately 25% of that annual working capital objective for 2011.

In addition to: (1) Adjusted EBITDA; (2) the overall performance of the NEOs as a group in achieving various strategic goals and objectives; and (3) a working capital objective, each NEO’s individual performance and the Company’s overall financial performance for 2011 relative to its forecasted financial performance was, at the suggestion of the CEO, considered by the Committee in determining the amount of actual cash incentive compensation payouts to the NEOs. The CEO recommended to the Committee that the actual 2011 cash incentive payouts to all of the NEOs, including himself, be reduced to less than the amounts those payments otherwise would have been if the only factors considered in calculating the payments were Adjusted EBITDA, strategic goals and objectives and the working capital objective. The Committee agreed with the CEO’s recommendation with respect to the other NEOs, and the

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 32

Back to Contents

Committee and the Board (with the CEO not participating) agreed to that recommendation with respect to the payment to be made to the CEO and, thus, the amount of the annual cash incentive payments that otherwise would have been made to the NEOs was reduced by between 7% and 8%. The table set forth below shows: (1) the amount of the total annual cash incentive payment that each NEO would have received if the only factors considered in calculating that payment were Adjusted EBITDA, strategic goals and objectives and the working capital objective (the “Unreduced Cash Incentive Award”); (2) the portion of that total Unreduced Cash Incentive Award attributable to each of those three factors; (3) the dollar amount of the discretionary reduction for each NEO, which ranged between 7% and 8%; and (4) the total amount of the actual annual cash incentive payment to each NEO. The actual payments to each NEO under the annual cash incentive program are also listed on the “Summary Compensation Table” at page 37.

Named Executive Officer	Portion of Unreduced Cash Incentive Award Attributable to Adjusted EBITDA ($)	Portion of Unreduced Cash Incentive Award Attributable to Strategic Goals ($)	Portion of Unreduced Cash Incentive Award Attributable to Working Capital Objective ($)	Total Unreduced Cash Incentive Award ($)	Discretionary Reduction in Cash Incentive Award ($)	Actual Cash Incentive Award ($)
Paul D. Carrico	331,800	150,100	19,750	501,650	35,650	466,000
Gregory C. Thompson	130,972	59,249	7,796	198,017	13,017	185,000
Mark J. Orcutt	148,873	67,347	8,862	225,082	17,865	207,217
Joseph C. Breunig	132,951	60,145	7,914	201,010	16,010	185,000
James L. Worrell	82,719	37,420	4,924	125,063	9,063	116,000

Long-Term Equity-Based Awards

In May 2011, the Committee granted RSUs to the executive officers that all vest on the third anniversary of the grant date, for which the number of shares issuable on the vesting date, if any, increases and decreases proportionally based solely on the performance of the Company’s stock price, thereby aligning the interests of our NEOs with that of our stockholders. Such RSUs are commonly referred to as “Price Leveraged Units” or “PLUs,” and also may be referred to as “Market Stock Units” or “MSUs,” and are referred to in this Compensation Discussion and Analysis as “PLUs.” With respect to the PLUs granted to the NEOs in May 2011, the number of shares of Company common stock that may be issued to the NEOs upon the vesting of the PLUs ranges from a minimum of zero to a maximum of 150% of the number of “target” shares awarded, with the actual payout dependent solely on the price performance of the Company’s common stock, as measured by the weighted average trading price of the common stock during the 45 consecutive trading days after the date that the Company issues its earnings press release announcing its financial results for its 2013 fiscal year.

The Committee determined it was appropriate to grant only PLUs to the NEOs, which vest three years after the grant date, because the Committee believes:

•

PLUs align management’s interests with those of the stockholders and reflect the pay-for-performance compoment of the Committee’s compensation philosophy, given that the number of shares issuable to the NEOs upon vesting, if any, increases or decreases depending solely on the price performance of the Company’s common stock; and

•

PLUs that do not vest for three full years after the grant date incent management to focus on maximizing the value of the Company’s stock over the long-term.

In considering the number of PLUs to grant to each of the executive officers, and in the case of the CEO, to recommend to the independent members of the Board for their ratification following the Committee’s approval, the Committee considered a number of factors, including:

•

the size of annual equity grants made to executive officers in comparable positions at the market reference companies described on page 29 of this proxy statement;

•

the number of shares that remained available to be granted under the Company’s equity and performance incentive plans; and

•

the financial performance of the Company and the individual performance of each of the NEOs.

In certain termination scenarios, described more fully under the heading “Executive Compensation—Payments on Termination or Change in Control” beginning on page 41, unvested stock awards may be eligible for immediate or continued vesting after separation from the Company, depending on the reason for separation.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 33

Back to Contents

Non-Qualified Deferred Compensation Plan

The Company does not pay premiums on insurance policies or other products as a supplement to retirement benefits. Rather, the Company has established a Deferred Compensation Plan (the “DCP”) that allows eligible employees, including the NEOs, to elect to defer a portion of their otherwise taxable salary and/or bonus. Under the DCP, the Company makes defined credits to non-qualified deferred compensation accounts, which are notional accounts referred to as “Company Benefit” accounts, for the executive officers. Amounts deferred by a NEO, and amounts credited by the Company, are shown in the Summary Compensation Table in the year earned or credited, as applicable.

Under the DCP, participants can elect a date for the payout of amounts that they have voluntarily deferred and the 401(k) “restoration” benefit under the DCP, which can be during or after employment (but must be at least two years after the date of the deferral election by the participant), subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If no payment date election is made for the amounts voluntarily deferred and the 401(k) restoration benefit, amounts are distributed upon termination of service with the Company. Under the DCP, participants earn a deferred return based (in the case of amounts that they have voluntarily deferred and 401(k) restoration benefits) on deemed investments in mutual funds selected by the participant from a list provided by the Company or, in the case of Company contributions, based on the return of an interest bearing vehicle selected by the Company. In 2011, returns on those deemed investments ranged from about (-) 5.64% to 9.64%. The investment list is similar to the investments available through the Company’s 401(k) Plan. All investment risk is borne by the participant. Gains and losses are credited based on actual market returns earned by the deemed investment and the value of a participant’s account will increase or decrease accordingly.

Alternatively, the “Company Benefit” accounts are credited with a fixed rate of interest equal to the interest crediting factor under the “cash balance” feature of the Company’s qualified retirement plan.

Amounts deferred by each of the NEOs in 2011, Company DCP contributions in 2011, earnings and account balances for the NEOs are reported under the heading “Executive Compensation—Non-Qualified Deferred Compensation” beginning on page 40.

Benefits

Our executive officers are eligible to participate in the various benefit plans available to our employees, including those that provide life, health and disability insurance, and access to, and in some instances, Company contributions into, retirement plans. In addition, in connection with our philosophy to provide only limited perquisites, in 2011, we provided to our executive officers only a Company car or allowance.

Employment Agreements and Potential Payments on Termination or Change in Control

The Company entered into negotiated hiring agreements with Mr. Orcutt in November 2008 and Mr. Breunig in July 2010. Mr. Orcutt’s agreement provides for annual base salary (but does not guarantee him any particular dollar amount of base salary beyond his first year of employment), short- and long-term incentive compensation opportunities, as well as a car allowance and other benefits. In addition, his agreement guarantees that he will be paid one-half of his base salary during the third and fourth years after his date of hire if he is involuntarily terminated for any reason other than Cause during that period.

Mr. Breunig’s agreement provides for an annual base salary (but does not guarantee him any particular dollar amount of base salary beyond his first year of employment), short-and-long-term incentive compensation opportunities, as well as other benefits.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 34

Back to Contents

In May 2007, the Committee adopted the Severance Plan, the terms of which are further described under “Executive Compensation—Payments on Termination or Change in Control.” In addition to supporting key employee retention, the change in control benefits are intended to ensure that executives are able, as a practical matter, to evaluate any potential change in control transaction objectively and to encourage executives to remain employed by the Company in the event a change in control becomes a real possibility. The Severance Plan’s benefits were based on typical market practices at what were believed to be no more than median compensation levels when compared to our market references. All of the NEOs participate in the Severance Plan.

The Severance Plan was amended in May 2011 to eliminate the excise tax gross-up benefit that had been provided under the Severance Plan with respect to any person who becomes an executive officer on or after May 16, 2011 (including any person newly hired by the Company and any person promoted from within the Company from a non-executive officer position to an executive officer position on or after that date).

In addition, certain of the Company’s equity award agreements provide that unvested equity awards will immediately vest upon a change in control without regard to termination of employment. However, for all equity awards granted to executive officers after May 2011, unvested equity awards will have accelerated vesting upon a change in control only if either (1) the executive officer’s employment is terminated without cause, or the executive officer terminates his employment for good reason, in connection with that change of control or (2) the equity award is not assumed or a substitute equity award with equivalent rights is not provided. In other words, for equity awards granted after May 2011, there is a “double trigger” requirement for accelerated vesting. For additional information on potential payments and vesting of equity awards upon termination or a change in control, see “Executive Compensation—Payments on Termination or Change in Control” beginning on page 41.

Pension Benefits

All of our executive officers hired prior to January 1, 2009 are eligible to participate in the Georgia Gulf Corporation Retirement Plan (the “Retirement Plan”).

The Retirement Plan is a broadly based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible Company employees in the United States. In general, all Company employees in the United States who were hired prior to January 1, 2009 are eligible to participate in the Retirement Plan, although benefits may differ for employees covered by collectively bargained agreements or who are working in the operations of an acquired business or were employed prior to 1985 by the Company’s predecessor, Georgia-Pacific Corporation.

The pension benefit is the sum of up to four benefits:

•

benefit accruals earned with a predecessor employer (Georgia-Pacific or an acquired company) based on service with the predecessor employer and, in the case of Georgia-Pacific, final average compensation as of the earlier of: (i) the time of termination or retirement, if applicable, or (ii) December 31, 2007. Certain participants in the Retirement Plan who are also participants in the Georgia Gulf Corporation 401(k) Plan have sub-accounts, referred to as “Pension Rollover Accounts,” that are part of their 401(k) Plan accounts and that are associated with pre-1985 participation in a Georgia-Pacific defined contribution (savings) plan. Such a participant has the option of receiving the Pension Rollover Account in a lump sum upon retirement. If he or she does so, then the pension benefit under the Retirement Plan is reduced, on an actuarially equivalent basis, to reflect the individual’s receipt of this lump sum amount;

•

1% of aggregate pensionable compensation earned after 1984 and before 2008, which is referred to as a “career average formula.” Pensionable compensation does not include any incentive or deferred compensation;

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 35

Back to Contents

•

for employees who actively participated in the Retirement Plan after December 31, 2007, the actuarial equivalent of a notional Cash Balance Account under the Retirement Plan to which are credited (i) specified percentages (ranging from 3.0% for a participant with fewer than 10 years of service and up to 6.0% for a participant with 20 or more years of service) of pensionable compensation, and (ii) interest credits based upon the “30-year Treasury interest rate” as of the last business day of October in the year prior to the year with respect to which the interest credit is made (but not less than 4% interest). As a result of a complete “freeze” on the accrual of additional benefits under the Retirement Plan approved by the Board of Directors in 2009, no additional pay credits are added to the Cash Balance Accounts with respect to compensation paid after March 31, 2009. However, the interest credits will continue; and

•

certain additional fixed benefit amounts are provided for a limited group of participants, including Messrs. Carrico and Worrell. These additional fixed benefit amounts are provided to achieve a benefit level more consistent with that of the broader participant group.

As noted above, the Board of Directors approved an amendment to the Retirement Plan to provide for the cessation (or “freezing”) of the accrual of additional benefits under the Retirement Plan, effective as of March 31, 2009.

Normal retirement benefits are available to employees with at least three years of service at age 62 and a reduced pension (by 6% per year prior to age 62) is available as early as age 55. All of the NEOs who participate in the Retirement Plan are fully vested in their benefits. Based on his employment start date, Mr. Breunig is not eligible to participate in the Retirement Plan.

For additional information about the Retirement Plan, including the present value of benefits accrued by each of the NEOs, see “Executive Compensation—Pension Benefits.”

Summary of Compensation and Benefit Plan Risk

The Company believes that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team and provides the CEO and executive officers with incentive focused on meeting the objectives developed by management and the board designed to create long-term stockholder value.

Compensation Tables

The tables and footnotes in this section discuss the compensation of our named executive officers, consisting of: Paul D. Carrico, who has served as our President and CEO since February 14, 2008; Gregory C. Thompson, who has served as our CFO since February 29, 2008; and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2011.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 36

Back to Contents

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Paul D. Carrico President and Chief Executive Officer	2011	785,962		—	1,808,681	—	466,000	93,754	417,173	3,571,570
	2010	768,268		—	—	—	1,550,000	82,579	391,540	2,792,387
	2009	724,997		—	5,031,259	269,520	127,600	79,376	772,264	7,005,016
Gregory C. Thompson Chief Financial Officer	2011	475,981		—	591,300	—	185,000	148	262,764	1,515,193
	2010	462,856		—	—	—	605,475	83	244,549	1,312,963
	2009	430,000		—	1,837,500	85,236	61,490	1,707	362,473	2,778,406
Mark J. Orcutt(6) Executive Vice President, Building Products	2011	541,743		—	452,156	—	207,217	146	231,671	1,432,933
	2010	512,711		—	—	—	607,241	83	212,961	1,332,996
	2009	409,668	225,000		1,443,750	76,712	145,511	1,710	37,500	2,339,851
Joseph C. Breunig Executive Vice President—Chemicals	2011	483,768	(7)	—	452,156	—	185,000	—	144,530	1,265,454
	2010	151,633		—	750,020	—	205,833	—	38,192	1,145,678
James L. Worrell Vice President— Human Resources	2011	327,375		—	278,261	—	116,000	107,269	55,650	884,555
	2010	321,231		—	—	—	386,000	88,750	48,457	844,438
	2009	286,000		—	918,750	56,566	41,800	84,716	144,598	1,532,430

(1) Reflects the grant date fair value of restricted stock or restricted stock units, as applicable, calculated in accordance with the provisions of FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for certain assumptions underlying the fair value of awards. With respect to the restricted stock units granted to executive officers in May 2011, the aggregate dollar value of the maximum number of shares of the Company’s common stock issuable to each executive officer on the date on which those restricted stock units vest in May 2014, at the price per share of the Company’s common stock required to trigger the issuance of the maximum number of shares on the vesting date, is as follows: $5,150,292 for Mr. Carrico; $1,683,726 for Mr. Thompson; $1,287,586 for Mr. Orcutt; $1,287,586 for Mr. Breunig and $792,333 for Mr. Worrell.

(2) Reflects the grant date fair value of grants of stock options, calculated in accordance with the provisions of FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for certain assumptions underlying the value of awards.

(3) Reflects payments made under the Company’s 2011, 2010 and 2009 Annual Incentive Compensation Programs.

(4) The amounts reported reflect only the change in the actuarial present value of the accumulated pension benefit of each NEO. For information on the pension plan and the assumptions used in calculating the change in pension value see pages 35 and 36. For information on the Deferred Compensation Plan, see page 34 which is part of the Compensation Discussion and Analysis.

(5) The items contained in the “All Other Compensation” column for 2011 are identified and quantified as required below:

Name	Allowances and Other Benefits		Company Contribution to 401(k) Savings Plan ($)	Company Credit to Deferred Compensation Account ($)	Total ($)
	Car Allowance ($)	Other ($)
Paul D. Carrico	1,653	—	9,800	405,720	417,173
Gregory C. Thompson	8,726	—	9,800	244,238	262,764
Mark J. Orcutt	15,866	889	10,734	204,182	231,671
Joseph C. Breunig	—	21,280	9,800	113,450	144,530
James L. Worrell	1,537	—	9,800	44,313	55,650

(6) Amounts are paid in Canadian dollars, but reported in the table in U.S. dollars. Such amounts were converted at an exchange rate of 0.9893 Canadian dollars to each U.S. dollar, which was the average exchange rate for 2011. Amounts paid in prior years were converted at the average exchange rate for the corresponding year.

(7) Reflects a prorated portion of his annual salary based upon his start date with the Company in September 2010.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 37

Back to Contents

2011 Grants of Plan-Based Awards

The following table reflects the following plan-based awards granted in 2011: annual cash incentive awards and restricted stock units. Both of these awards are described in the Summary Compensation Table and in the Compensation Discussion and Analysis above.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul D. Carrico	2/15/2011 5/17/2011	—	790,000	1,580,000	32,945	65,890	98,835	—	1,808,681
Gregory C. Thompson	2/14/2011 5/16/2011	—	311,838	623,675	10,771	21,541	32,311	—	591,300
Mark J. Orcutt	2/14/2011 5/16/2011	—	354,460	708,920	8,236	16,472	24,709	—	452,156
Joseph C. Breunig	2/14/2011 5/16/2011	—	316,550	633,100	8,236	16,472	24,709	—	452,156
James L. Worrell	2/14/2011 5/16/2011	—	196,950	393,900	5,069	10,137	15,205	—	278,261

(1) Amounts represent the potential Threshold, Target and Maximum payment levels under the Company’s 2011 Incentive Compensation Program. Performance targets and target award multiples, and strategic goals and objectives, as well as other adjustments to actual awards are described under “Annual Cash Incentive Opportunity” above.

(2) Represents the number of RSUs granted in May 2011, all of which vest on the third anniversary of the grant date. The actual number of shares of common stock that may be issued to the executive officer upon vesting ranges from a minimum of 0 to a maximum amount that equals 150% of the “target” number of shares, and depends on the price performance of the Company’s common stock, as measured by the weighted average trading price of the Company’s common stock during the 45 consecutive trading days after the date the Company issues its earnings press release announcing its financial results for its 2013 fiscal year.

(3) Reflects the grant date fair value of restricted stock units calculated in accordance with the provisions of FASB ASC Topic 718. See note 13 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for certain assumptions underlying the fair value of awards.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 38

Back to Contents

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock options and other stock awards by the NEOs at December 31, 2011. This table includes unexercised and unvested stock option awards and unvested restricted stock or RSUs. Unless noted below, all grants vest ratably in three equal installments beginning one year after the grant date. For additional information about equity awards granted in 2011, see “Long-Term Equity-Based Awards” in the Compensation Discussion and Analysis above.

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(3)
Paul D. Carrico	03/06/2002	200	—	583.70	03/06/2012
	03/03/2003	200	—	476.00	03/03/2013
	03/02/2004	200	—	680.25	03/02/2014
	02/28/2006	750	—	722.75	02/28/2016
	02/27/2007	1,338	—	510.75	02/27/2017
	02/26/2008	6,000	—	168.00	02/26/2018
	02/24/2009	10,667	5,333	21.25	02/24/2019
						194,668	(4)	3,794,079
Gregory C. Thompson	02/08/2008	4,065	—	181.75	02/08/2018
	02/24/2009	3,374	1,686	21.25	02/24/2019
						67,312	(4)	1,311,911
Mark J. Orcutt	12/01/2008	4,000	—	41.50	12/01/2018
	02/24/2009	3,036	1,518	21.25	02/24/2019
						52,208	(4)	1,017,534
Joseph C. Breunig						77,788	(5)	1,516,088
James L. Worrell	03/06/2002	66	—	583.75	03/06/2012
	03/03/2003	133	—	476.00	03/03/2013
	03/02/2004	200	—	680.25	03/02/2014
	02/28/2006	280	—	722.75	02/28/2016
	02/27/2007	1,070	—	510.75	02/27/2017
	02/26/2008	1,000	—	168.00	02/26/2018
	02/24/2009	2,239	1,119	21.25	02/24/2019
						32,706	(4)	637,430

(1) Since Messrs. Carrico and Worrell have met the requirements of a “qualifying retirement,” options and RSUs granted to them in 2008, 2009 and 2010 will continue to vest as scheduled except in the event of termination of employment for cause or failure to comply with the non-competition and non-solicitation provisions of the Company’s 2009 Equity and Performance Incentive Plan.

(2) Option exercise prices on all grant dates reflect adjustments made in connection with the Company’s 1-for-25 reverse stock split that was effected on July 28, 2009.

(3) Calculated by multiplying the number of shares or units of stock that have not vested by the closing price of our common stock on December 30, 2011 (the last trading day of 2011), which was $19.49.

(4) Represents the sum of: (A) the number of RSUs granted in July 2009 that vest in July 2012; and (B) 150% of the “target” number of shares that may be issued to the executive officer in May 2014, when all of the RSUs granted in May 2011 vest. The actual number of shares of common stock that may be issued to the executive officer upon that May 2014 vesting ranges from a minimum of 0 to a maximum amount that equals 150% of the “target” number of shares, and depends on the price performance of the Company’s common stock, as measured by the weighted average trading price of the Company’s common stock during the 45 consecutive trading days after the date the Company issues its earnings press release announcing its financial results for its 2013 fiscal year.

(5) Represents the sum of: (A) the RSUs granted to Mr. Breunig in September 2010 pursuant to the terms of his hiring agreement, which vest in four equal, annual installments beginning on September 1, 2012; and (B) 150% of the “target” number of shares that may be issued to Mr. Breunig in May 2014, when all of the RSUs granted in May 2011 vest. The actual number of shares of common stock that may be issued to Mr. Breunig upon that vesting in May 2014 ranges from a minimum of 0 to a maximum amount that equals 150% of the “target” number of shares, and depends on the price performance of the Company’s common stock, as measured by the weighted average trading price of the Company’s common stock during the 45 consecutive trading days after the date the Company issues its earnings press release announcing its financial results for its 2013 fiscal year.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 39

Back to Contents

2011 Option Exercises and Stock Vested

The following table provides information for the NEOs on the number of shares acquired upon vesting of stock awards in 2011 and the value realized. No stock options were exercised during 2011.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul D. Carrico	96,500	1,916,982
Gregory C. Thompson	35,473	705,705
Mark J. Orcutt	27,500	543,950
Joseph C. Breunig	—	—
James L. Worrell	17,616	349,875
(1) Calculated by multiplying the number of shares acquired by the market value of the shares as of the relevant vesting dates.

Pension Benefits

The table below reflects the present value of benefits accrued for each of the NEOs in the Retirement Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Paul D. Carrico	Retirement Plan	9	937,278
Gregory C. Thompson	Retirement Plan	1	1,938
Mark J. Orcutt	Retirement Plan	1	1,939
Joseph C. Breunig	—	—	—
James L. Worrell	Retirement Plan	27	916,364

(1) Amounts reported represent the actuarial present value of accumulated benefits computed using the discount rate of 5.0% and mortality assumption (RP 2000 Mortality Table with a blue collar adjustment and with mortality improvements projected to 2015 using Scale AA) that the Company applies to amounts reported in its financial statement disclosures on its measurement date of December 31, 2011, and are assumed to be payable at the unreduced retirement age of 62. For additional information regarding the assumptions made in the calculation, see note 14 of the Company’s consolidated financial statements in the annual report on Form 10-K for the year ended December 31, 2011 as filed with the SEC.

Non-Qualified Deferred Compensation

The following table provides information on the non-qualified deferred compensation of the NEOs in 2011, including (i) each NEO’s contributions through deferral of salary and/or bonus during 2011; (ii) Company contributions during 2011; (iii) investment earnings on those deferred amounts and deferred amounts from prior years, and (iv) each NEO’s account balance at year-end.

Name	Executive Contributions in Last FY		Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
	Deferred Salary ($)	Deferred Bonus ($)
Paul D. Carrico	—	—	405,720	—	—	673,720
Gregory C. Thompson	—	—	244,238	—	—	473,238
Mark J. Orcutt	—	—	204,182	—	—	390,182
Joseph Breunig	—	—	113,450	—	—	149,450
James L. Worrell	—	—	44,313	—	—	85,313

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 40

Back to Contents

Payments on Termination or Change in Control

Severance Plan

The Severance Plan provides certain benefits to our executive officers, including each of the NEOs, in the event the executive’s employment is terminated in connection with a change in control. Under the Severance Plan, if a participant experiences an “involuntary termination” or resigns for “good reason” within 24 months following the change in control, and complies with all of the other terms and conditions of the severance plan, he or she shall be eligible to receive:

•

severance pay equal to the participant’s annual base salary plus the current year annual incentive target payout opportunity multiplied by 2 in the case of the CEO and 1.5 in the case of the other executives;

•

a pro rata portion of the participant’s target bonus opportunity for the fiscal year in which the termination date occurs;

•

accrued but unused vacation pay; and

•

continued life insurance, medical, dental and vision benefits and continued disability insurance premiums until the earlier of (i) the day upon which the participant begins new employment and is eligible for such welfare benefits, or (ii) (A) the second anniversary of the termination date in the case of the CEO or (B) 18 months after the termination date in the case of the other executives.

Under the Severance Plan, subject to certain conditions, a change in control is defined as:

•

the acquisition by a person of ownership of 33% or more of our voting power;

•

certain changes in the majority of our Board;

•

completion of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets unless immediately after the transaction, no person beneficially owns 33% or more of the combined voting power of the resulting entity, and at least half of the members of the Board of the surviving corporation were members of our Board;

•

stockholder approval of a complete liquidation or dissolution of the Company; or

•

any other event the Board determines is a change in control by express resolution.

Under the Severance Plan, an “involuntary termination” is deemed to have occurred when the participant is terminated for any reason except:

•

transfer to an affiliate or subsidiary of the Company if the participant is offered comparable employment by such purchaser;

•

transfer of any operations of the Company or purchase of the Company or any operations of the Company by a third party purchaser, if the participant is offered comparable employment by such purchaser; or

•

death, disability, retirement, resignation, Cause or failure to continue reporting to work and performing satisfactorily.

Under the Severance Plan, “Cause” means:

•

any activity as an employee, principal, agent, or consultant for an entity that competes with the Company and for which the participant has had any responsibility during the last five years of his employment with the Company in any related territory;

•

solicitation of any employee of the Company to terminate his or her employment with the Company;

•

any unauthorized disclosure of any of the Company’s confidential, proprietary or trade secret information or material;

•

failure to disclose promptly and to assign to the Company all rights in any invention or idea made or conceived during employment by the Company, relating to the business, research or development work of the Company or the failure to do anything reasonably necessary to enable the Company to secure a patent where appropriate; or

•

other conduct determined to be injurious, detrimental or prejudicial to the Company, unless the participant acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

A participant is deemed to have terminated his employment for “good reason” (and therefore is potentially eligible for severance benefits, subject to the other provisions of the Severance Plan) if the termination follows: (i) a reduction in his base salary, bonus or employee benefits, except where the Company has instituted a compensation reduction program applicable to all senior executives or (ii) certain attempted required relocations of the participant’s place of employment, which is not cured by the Company within 15 days after the participant delivers a notice of termination for good reason.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 41

Back to Contents

In order for a participant to receive payments under the Severance Plan, he or she must execute a separation agreement and general release in such form as the Company determines. Any participant who breaches the separation agreement or engages in certain conduct, including competition with the Company, solicitation of our employees or disclosure of confidential information, will no longer be entitled to benefits.

Elimination of Tax Gross-Up Benefits Provided By Severance Plan

The Severance Plan originally provided excise tax gross-up protection for executive officers if the value of the severance and other benefits described above on pages 41 and 43 exceeded 120% of such an executive officer’s “safe harbor” amount.

The Severance Plan was amended in May 2011 to eliminate the excise tax gross-up benefit provided to executive officers under the Company’s Executive and Key Employee Change of Control Service Plan (the “Severance Plan”), with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the Company from non-executive-officer positions to executive officer positions on or after that date).

Equity Awards

Under the Company’s 2009 Equity and Performance Incentive Plan, unvested equity awards vest upon a change in control, but that plan permits the Company to condition any such vesting on meeting the “double-trigger” requirement described below. Under the Company’s 2011 Equity and Performance Incentive Plan, unvested equity awards will vest upon a change of control only where the double-trigger requirement is met. Certain of the Company’s equity award agreements provide that unvested equity grants will vest upon a change in control without regard to termination of employment. However, for all equity awards granted to executive officers after May 2011, unvested equity grants will vest upon a change in control only if either (1) the executive officer’s employment is terminated without cause, or the executive officer terminates his employment for good reason, in connection with that change of control or (2) the equity grant is not assumed or a substitute equity grant with equivalent rights is not provided. In other words, for equity awards granted after May 2011, there is a “double trigger” vesting requirement.

However, under the terms of the equity plans, if the participant engages in the certain conduct, including competition with the Company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the Company, if provided for in an applicable award agreement, the Company may require the participant to:

•

return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the participant, all shares of common stock that the participant has not disposed of that were offered within a specified period prior to the date of the commencement of such activity; and

•

with respect to any shares of common stock so acquired that the participant has disposed of, pay to the Company in cash the difference between:

–

any amount actually paid therefor by the participant; and

–

the market value per share of the shares of common stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the participant.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 42

Back to Contents

Other Benefits

Absent eligibility for benefits described above, the NEOs (other than Mr. Orcutt) do not have any termination benefits or benefits triggered as the result of a change in control that are different than those afforded other employees of the Company, such as death benefit salary continuation (one month of salary). As part of his negotiated hiring agreement, Mr. Orcutt is guaranteed one-half of his base salary during the third and fourth years after his date of hire, if he is involuntarily terminated for any reason other than Cause during that period.

Termination and Change in Control Payments Table

The following table summarizes the compensation and other benefits that would have become payable to each NEO assuming his employment had terminated on December 31, 2011 in connection with a change in control, given the NEO’s base salary as of that date, and, if applicable, the closing price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $19.49.

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Medical Program Benefits ($)	Disability Insurance Benefit ($)	Stock Options ($)(1)	Restricted Stock ($)(2)	Total ($)
Paul D. Carrico	1,580,000	1,580,000	22,080	19,750	—	2,588,219	5,790,049
Gregory C. Thompson	719,625	467,756	16,560	9,000	—	917,677	2,130,618
Mark J. Orcutt	817,985	531,690	21,294	10,125	—	716,078	2,097,172
Joseph C. Breunig	730,500	474,825	26,622	9,132	—	1,214,632	2,455,711
James L. Worrell	492,375	295,425	26,622	6,150	—	451,912	1,272,484

(1) The value reported represents the number of stock options with accelerated vesting upon a change in control multiplied by the excess of the option exercise price over the closing market price of the stock on December 30, 2011 of $19.49.

(2) The value reported represents the aggregate dollar amount of the sum of: (A) the number of shares of restricted stock granted prior to May 2011, whose vesting accelerates upon a change in control multiplied by $19.49, the closing market price of the stock on December 30, 2011; and (B) the number of shares of restricted stock granted to the NEOs in May 2011, whose vesting accelerates upon a change in control, but for which the actual number of shares issued to the NEO’s upon such vesting depends on the price of the Company’s common stock at vesting, which for the purposes of this calculation is assumed to be $19.49, the closing market price of the stock on December 30, 2011, multiplied by that same market price.

In addition to the above payments, the Company’s stock option award agreements provide that awards generally terminate 60 days after the date the participant ceases to be an employee of the Company (whether or not in connection with a change in control), unless the participant is terminated for cause, in which case, the stock option award agreement terminates immediately. In addition, if the participant’s employment terminates due to death, permanent and total disability or retirement, subject to certain limitations, the stock option award agreement will terminate three years after the termination of the participant’s employment.

Unvested restricted share units granted under the Company’s 2009 Equity and Performance Incentive Plan are generally forfeited when the participant’s employment with the Company ends. However, a participant will be treated as being in the continuous employ of the Company and vesting of the restricted share units will continue, if (i) the participant’s employment was terminated other than by the Company for cause; (ii) at the time of termination, the participant is 55 years old; (iii) at the time of termination, the participant’s age, when added to the participant’s number of years of continuous service, equaled or exceeded 70; and (iv) the participant does not engage in certain detrimental conduct.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 43

Back to Contents

AUDIT COMMITTEE REPORT

Three directors make up the audit committee of our Board of Directors: T. Kevin DeNicola (Chairman), Patrick J. Fleming and Stephen E. Macadam.

During the course of performing its duties, the audit committee:

•

reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2011;

•

discussed with Ernst & Young LLP, our independent registered public accounting firm for 2011, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP their independence;

•

obtained and reviewed a report by Ernst & Young LLP required by the New York Stock Exchange Listing Standards describing: (1) the firm’s internal quality control procedures; (2) any material issues raised by: (a) the most recent internal quality control review of the firm, or (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (3) all relationships between Ernst & Young LLP and Georgia Gulf Corporation (to assess Ernst & Young LLP’s independence); and

•

reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that the Company’s 2011 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

T. Kevin DeNicola, Chairman

Patrick J. Fleming

Stephen E. Macadam

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 44

Back to Contents

PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 provide stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory stockholder vote is commonly referred to as the “say-on-pay” vote.

At our 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, that the say-on-pay vote should be held annually. Based on such result, our Board determined that the advisory say-on-pay vote will be held every year until the next advisory vote on the frequency of future say-on-pay votes, which will be held no later than the Company’s 2017 annual meeting of stockholders.

The compensation that our executives earned in 2011 reflects the Company’s compensation philosophy, and the business results achieved by the Company and those individual executives, as described in the Compensation Discussion and Analysis that begins on page 22 in this proxy statement. Consistent with our compensation philosophy and objectives, during 2011 the leadership development and compensation committee took the following compensation-related actions:

•

provided annual cash/non-equity incentive compensation opportunities that were earnable based on a combination of a Company adjusted EBITDA goal, a working capital objective, individual performance goals and the overall performance of all of our executive officers, viewed together as one group, in accomplishing key strategic objectives;

•

granted all of our NEOs long-term equity incentive awards that do not vest until three years after the grant date, and under which the number of shares issuable on the vesting date, if any, increases and decreases proportionally based solely on the performance of the Company’s stock price, thereby aligning the interests of our NEOs with those of our stockholders;

•

adjusted the executive officers’ base salaries by amounts that resulted in their 2011 base salaries increasing by less than 3%, on average, as compared to their 2010 base salaries;

•

ensured that nearly 80% of our CEO’s 2011 target direct compensation(8) and, on average, approximately 65% of our other NEO’s 2011 target direct compensation was incentive-based, and thus, “at risk;” and

•

eliminated the excise tax gross-up benefit provided to executive officers under the Company’s Executive and Key Employee Change of Control Service Plan (the “Severance Plan”), with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the company from non-executive-officer positions to executive officer positions on or after that date).

The say-on-pay vote gives stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:

“RESOLVED, THAT THE STOCKHOLDERS APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.”

(8) We define “target direct compensation” to be the aggregate of each executive’s: (1) base salary; (2) non-equity incentive compensation opportunity at the target level established by the Committee; and (3) long-term equity incentive awards at the target level established by the Committee. Other components of the total annual compensation of our executive officers are set forth on the Summary Compensation Table on page 37 of this proxy statement.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 45

Back to Contents

Because this vote is advisory, it will not be binding on the leadership development and compensation committee, the Board or the Company. However, the leadership development and compensation committee and the Board value the opinions of the Company’s stockholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the advisory vote on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY (I.E., NON-BINDING) BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 46

Back to Contents

PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012. The Board of Directors recommends that this appointment be ratified. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year it if determines that such a change would be in the best interests of the Company and its stockholders.

E&Y has served as our independent registered public accounting firm since March 15, 2011. Prior to such time, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) served as our independent registered public accounting firm. See “Changes in Independent Registered Public Accounting Firm” below. Representatives of E&Y are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

Fees Billed by Ernst & Young LLP for 2011

For the year ended December 31, 2011, E&Y provided to us certain professional services. Audit, audit-related and tax fees billed to us by E&Y aggregated to $3,088,515 for the year ended December 31, 2011, and consisted of the following:

Audit Fees

The aggregate amount of fees billed for the annual audit of our consolidated financial statements and our internal control over financial reporting for the year ended December 31, 2011 included in our annual report on Form 10-K for that year, for the quarterly reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q in that year, and for audit services provided in connection with other statutory or regulatory filings was $1,678,043.

Audit-Related Fees

There were no fees billed for audit-related services for the year ended December 31, 2011.

Tax Fees

The aggregate amount of fees billed to us by E&Y for tax services for the year ended December 31, 2011 was $1,407,682. Of those fees, $289,500 was for tax compliance and tax return preparation services, and the remainder was for tax planning and other tax-related services.

All Other Fees

There were $2,790 in other fees billed to us by E&Y for the year ended December 31, 2011.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 47

Back to Contents

Fees Billed by Deloitte & Touche LLP for 2010

For the year ended December 31, 2010, Deloitte provided certain professional services to us. Audit, audit-related and tax fees aggregated to $2,128,226 for the year ended December 31, 2010, and consisted of the following:

Audit Fees

The aggregate amount of fees billed to us by Deloitte for the annual audit of our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2010, for the quarterly reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q in that year, and for audit services provided in connection with other statutory or regulatory filings was $1,614,119.

Audit-Related Fees

The aggregate amount of fees billed to us by Deloitte for audit-related services for the year ended December 31, 2010 was $85,810. These fees related to employee benefit plan audits, accounting consultation services and other attestation services.

Tax Fees

The aggregate amount of fees billed to us by Deloitte for tax services for the year ended December 31, 2010 was $428,297. These fees related to the review of federal and state tax returns, tax compliance fees, general tax consulting services and property tax services.

All Other Fees

There were no other fees billed to us by Deloitte for the year ended December 31, 2010.

Audit Committee Pre-Approval Policy for Audit and Permissible Non-Audit Services

For most of 2011, the audit committee’s policy was to pre-approve all audit and permissible non-audit services to be provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). These services included audit services, audit-related services, tax services and other services.

On December 5, 2011, the audit committee adopted a new audit and non-audit services pre-approval policy, pursuant to which the audit committee continues to pre-approve all audit and permissible non-audit services to be provided to the Company by its independent registered public accounting firm. Under this new policy, the full audit committee annually approves in advance certain services and fee estimates for those services and establishes budgeted amounts for all such services. Potential additional services that may arise during the year that were not included in the general pre-approval and services that were pre-approved but for which associated fees will materially exceed pre-approved levels established or budgeted amounts for that type of service will require specific pre-approval by the audit committee. All audit and permissible non-audit services for 2011 were pre-approved by the audit committee.

Changes in Independent Registered Public Accounting Firm

The Company, with the approval of the audit committee, dismissed Deloitte as the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements and engaged E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2011, on March 15, 2011.

During the Company’s two most recent fiscal years (which includes any interim period preceding the dismissal of Deloitte) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report.

Deloitte’s reports dated March 11, 2010 (November 19, 2010 as to the effects of the restatements and the material weakness identified in the report) and March 10, 2011 relating to the consolidated balance sheets of the Company as of December 31, 2009 and 2008 and December 31, 2010 and 2009, respectively, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the periods ended December 31, 2009 and December 31, 2010, respectively, did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that each of Deloitte’s reports relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 and December 31, 2010 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a previously disclosed material weakness, described below, which material weakness has since been remediated by the Company.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 48

Back to Contents

There were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the Company’s two most recent fiscal years (which includes any interim period preceding the dismissal of Deloitte) except for the existence of the above-referenced material weakness.

As previously disclosed, during 2010, management of the Company identified certain errors within the Company’s accounting for income taxes area which caused the Company to restate its previously issued financial statements for certain periods within, and annual periods ended, December 31, 2007, 2008 and 2009, as well as certain interim periods in the year ended December 31, 2010. Also as previously disclosed, as of December 31, 2011, the Company had concluded that the material weakness has been remediated, and that its internal control over financial reporting was effective.

The Company authorized Deloitte to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness.

During the Company’s two most recent fiscal years (which includes any interim period preceding the engagement of E&Y), neither the Company nor anyone acting on its behalf consulted with E&Y regarding either; (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has previously provided Deloitte a copy of the disclosures relating to the matters above, which were contained in the Company’s current report on Form 8-K/A filed with the SEC on March 25, 2011 (the “Form 8-K/A”). The Company requested that Deloitte furnish to the Company a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of that letter, dated March 25, 2011, was filed as Exhibit 16.1 to the Form 8-K/A.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 49

Back to Contents

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2013 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 18, 2012, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2013. If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our corporate secretary between January 17, 2013 and February 16, 2013. For each matter you intend to bring before the meeting, your notice must comply with all applicable provisions of our bylaws, including a description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business as well as information regarding you and the number of shares of our stock that you own. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

OTHER INFORMATION

Other Matters that may Come Before the Meeting

We do not know of any matters, other than those stated above, which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

Annual Report

A copy of the 2011 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to: Investor Relations, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

April 16, 2012

Todd King Assistant General Counsel and Assistant Secretary

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 50

Back to Contents

APPENDIX A

Georgia Gulf supplements its financial statements prepared in accordance with Generally Accepted Accounting Principles (GAAP) with Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gain (loss) on substantial modification of debt and sales of assets, and goodwill, intangibles, and other long-lived asset impairments) because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Georgia Gulf. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. A reconciliation of net income (loss) determined in accordance with GAAP to Adjusted EBITDA is provided below.

	Year ended December 31,
($000s)	2009	2010	2011
Net income (loss)	$131,059	$42,678	$57,757
Provision (benefit) for income taxes	94,492	1,279	(4,217)
Interest income	(583)	(322)	(280)
Gain on debt exchange	(400,835)	—	—
Loss on redemption and other debt costs	42,797	—	4,908
Interest expense	131,102	69,795	65,645
Depreciation and amortization expense	117,690	99,691	101,522
Long-lived asset impairment charges	21,804	—	8,318
Restructuring costs	6,858	102	3,271
(Gains) losses on sale of assets	62	—	(1,150)
Other (a)	17,069	4,769	(5,445)
ADJUSTED EBITDA	$161,515	$208,454	$230,329

Georgia Gulf supplemented its financial statements prepared in accordance with (GAAP) with Free Cash Flow because we believe investors and management commonly use Free Cash Flow to measure the Company’s cash generation capabilities. Georgia Gulf defines free cash flow as cash provided by operating activities, less capital expenditures. Georgia Gulf excludes cash used to complete acquisitions from its free cash flow measurement because it believes that cash used for these purposes is discretionary and should be considered to be cash available for other purposes, thus part of the company’s cash generation. Free Cash Flow is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Free Cash Flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

($ millions)	2009	2010	2011
Net Cash Provided by operating Activities	0.7	183.8	187.4
Capital Expenditures	30.1	45.7	66.3
Free Cash Flow	(29.4)	138.1	121.1

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 51

Back to Contents

Georgia Gulf supplemented its financial statements prepared in accordance with (GAAP) with Net Debt because we believe investors and management commonly use Net Debt to measure the Company’s indebtedness. Georgia Gulf defines net debt as long term debt plus current portion of long-term debt, less cash and cash equivalents. Georgia Gulf excludes cash and cash equivalents from its net debt measurement because it believes that cash can be used to reduce the Company’s indebtedness at the Company’s election. Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to long term debt as a measure of indebtedness. In addition, our calculation of Net Debt may be different from the calculation used by other companies and, therefore, comparability may be limited.

($ millions)	2009	2010	2011
Long Term Debt	604.4	555.4	497.5
Current portion of long term debt	28.2	22.1	—
Cash and cash equivalents	38.8	122.8	88.6
Net Debt	593.8	454.7	408.9

GEORGIA GULF CORPORATION – 2012 Proxy Statement – 52

Back to Contents

Georgia Gulf

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 22, 2012.

Vote by Internet

- Go to **www.envisionreports.com/GGC2012**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for your call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Paul D. Carrico	☐	☐	☐	02 - T. Kevin DeNicola	☐	☐	☐	03 - Patrick J. Fleming	☐	☐	☐
04 - Robert M. Gervis	☐	☐	☐	05 - Wayne C. Sales	☐	☐	☐				

The Board of Directors recommends a vote FOR Proposal 2.

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

5 2 B M 1 3 6 4 2 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01GJPB

Back to Contents